Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 3, 2010

Among

AUTHENTEC, INC.

AU MERGER, INC.,

UPEK, INC.

and

SOFINNOVA CAPITAL IV FCPR,
as the Stockholders Representative

i

ii

iii

EXHIBIT A	-	Certificate of Incorporation of the Surviving Corporation

ANNEX A	-	Form of Parent Stockholder Support Agreement
ANNEX B	-	Form of Stockholder Agreement
ANNEX C	-	Form of Escrow Agreement
ANNEX D	-	Form of Exchange Agreement
ANNEX E	-	Merger Consideration Allocation Schedule
ANNEX F	-	Form of Letter of Transmittal
ANNEX G	-	[Reserved]
ANNEX H	-	Form of Registration Rights Agreement
ANNEX I	-	Form of Note
ANNEX J	-	Form of Release

i

Defined Term	Page

Accounting Arbitrator	7
Accredited Stockholders	15
affiliate	65
Agreement	1
Appraisal Shares	5
Average VWAP	65
beneficially own, beneficial owner or beneficially owned	65
Black Employment Agreement	53
Certificate of Merger	2
Closing	2
Closing Date	2
Closing Disbursement	8
Company	1
Company 45-Day Period	7
Company Balance Sheet Date	18
Company Benefit Plan	22
Company Board	15
Company Board Resolutions	16
Company Bylaws	14
Company Capital Stock	14
Company Charter	13
Company Closing Net Working Capital	7
Company Closing Statement	6
Company Common Stock	14
Company Determination Date	7
Company Disclosure Letter	13
Company Employee Stock Option	48
Company ERISA Affiliate	23
Company Estimated Closing Statement	6
Company Estimated Net Working Capital	6
Company Financial Statements	18
Company Fundamental Representations	56
Company Inbound Licenses	28
Company Material Adverse Effect	65
Company Material Contracts	31
Company Net Working Capital	65
Company Net Working Capital Determination	7
Company Net Working Capital Target	6
Company Objection Notice	7
Company Owned IP	25
Company Pension Plan	22
Company Preferred Stock	14
Company Promissory Note	66
Company Series A Preferred Stock	14
Company Series B Preferred Stock	14

i

Company Series C Preferred Stock	14
Company Series D Preferred Stock	14
Company Series E Preferred Stock	14
Company Series E-1 Preferred Stock	14
Company Series E-2 Preferred Stock	14
Company Settlement Agreement	7
Company Shortfall	8
Company Source Code	29
Company Stock Plans	48
Company Stockholder Approval	35
Company Subsidiary	14
Company Welfare Plan	22
Confidentiality Agreement	47
Consent	16
Contract	66
control	66
Conversion Premium	66
Current Premium	50
Deductible Amount	56
DGCL	1
Effect	66
Effective Time	2
Environmental Laws	25
ERISA	22
Escrow Account	9
Escrow Agreement	1
Escrow and Exchange Agent	1
Escrow Funds	9
Escrow Percentage	66
Escrow Termination Date	57
Exchange Act	18
Exchange Agreement	1
Exchange Fund	8
Filed Parent SEC Documents	35
Form S-3	19
GAAP	18
Governmental Entity	16
group	66
Hazardous Materials	25
Indebtedness	66
indemnified party	58
Indemnified Party	50
indemnifying party	58
Indemnity Escrow Funds	9
Intellectual Property	30
Inter-Party Claim	62

Judgment	66
knowledge	66
Law	66
Leased Real Property	34
Letter of Transmittal	10
Liens	14
Losses	56
Management Plan	66
Material Adverse Effect	67
Merger	1
Merger Consideration	67
Merger Consideration Allocation Schedule	10
NASDAQ	65
Nasdaq Listing Form	46
Net Working Capital	67
Note	67
Note Maturity Date	5
Note Satisfaction	5
Note Satisfaction Shares	9
Open Source Software	29
Parent	1
Parent Balance Sheet Date	39
Parent Benefit Plan	67
Parent Board	37
Parent Board Resolutions	37
Parent By-laws	36
Parent Capital Stock	36
Parent Charter	36
Parent Common Stock	68
Parent Disclosure Letter	35
Parent Employee Stock Options	36
Parent Fundamental Representations	57
Parent Inbound Licenses	43
Parent Material Adverse Effect	68
Parent Material Contracts	45
Parent Owned IP	41
Parent Preferred Stock	36
Parent SEC Documents	38
Parent Source Code	44
Parent Stock Plans	36
Parent Stockholder Approval	46
Parent Stockholder Support Agreements	1
Parent Stockholders Meeting	46
Parent Subsidiary	36
Participants	3
Pending Claim	60

Permits	24
person	68
Pro Rata Share	68
Proxy Statement	19
PWC	6
Recommendation	46
Recommendation Change	47
Registered Company Owned IP	26
Registered Parent Owned IP	42
Registration Rights Agreement	55
Remaining Merger Consideration	3
Required Consent	35
Reserve Amount	60
SEC	19
Section 262	5
Securities Act	19
Share Issuance	2
Shares	9
significant stockholder	68
STM Warrant	16
Stock Consideration	67
Stockholder	68
Stockholders	1
Stockholders Agreement	1
Stockholders Representative	1
Sub	1
subsidiary	68
Surviving Corporation	2
Tax Return	22
Taxes	21
Third Party Claim	58
Transaction Agreements	1
Transactions	2
USPTO	30
Voting Company Debt	15
Voting Parent Debt	37
WARN Act	31
Working Capital Escrow Funds	6

AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), among AUTHENTEC, INC., a Delaware corporation (“Parent”), AU MERGER, INC., a Delaware corporation (“Sub”), UPEK, INC., a Delaware corporation (the “Company”), and SOFINNOVA CAPITAL IV FCPR, as stockholders representative (the “Stockholders Representative”).

WHEREAS the respective Boards of Directors of Parent, Sub and the Company and the stockholders of the Company have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each outstanding Company Promissory Note shall receive a portion of the Merger Consideration and each issued share of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series E Preferred Stock, in each case not owned by Parent, Sub or the Company, shall be converted into the right to receive the Merger Consideration;

WHEREAS concurrently with the execution and delivery of this Agreement, certain stockholders of Parent are entering into support agreements in the form attached hereto as Annex A (the “Parent Stockholder Support Agreements”), pursuant to which such stockholders shall agree to vote their shares of Parent Common Stock in favor of the Note Satisfaction;

WHEREAS concurrently with the execution and delivery of this Agreement, Parent and the Stockholders of the Company are entering into the Stockholders Agreement in the form attached hereto as Annex B (the “Stockholders Agreement”), setting forth certain covenants and agreements that will apply to Parent, the Stockholders Representative and the stockholders of the Company who are signatories thereto from and after the Effective Time;

WHEREAS concurrently with the execution and delivery of this Agreement, Parent, the Stockholders Representative and Continental Stock Transfer & Trust Company (or another comparable bank or trust company) (the “Escrow and Exchange Agent”) shall enter into the Escrow Agreement in the form attached hereto as Annex C (the “Escrow Agreement,”) and the Exchange Agreement in the form attached hereto as Annex D (the “Exchange Agreement,” and together with the Escrow Agreement, the Parent Stockholder Support Agreements, the Registration Rights Agreement, the Note and the Stockholders Agreement, the “Transaction Agreements”); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.  The Merger, the issuance of the Merger Consideration, including the issuance of shares of Parent Common Stock to the Stockholders on the Effective Time and in the Note Satisfaction, if applicable (the “Share Issuance”), and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions”.

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m. on the date hereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Prior to the Closing, Parent and the Company shall prepare, and immediately following the execution and delivery of the Required Consent on the Closing Date or as soon as practicable thereafter Parent and the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and Bylaws.

(a)  The Certificate of Incorporation of the Company shall be amended at the Effective Time to be in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

(a)  Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock.  Each share of Company Capital Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)  Company Promissory Notes; Conversion of Company Capital Stock.  (I) Prior to the payment of Merger Consideration to the holder of any shares of Company Preferred Stock or Company Common Stock (i) each issued and outstanding Company Promissory Note shall receive that portion of the Merger Consideration as is equal to (A) three (3) times the then outstanding principal amount of such Company Promissory Note plus (B) all then unpaid interest accrued thereon through the Closing Date, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement and (ii) the participants in the Management Plan (“Participants”) shall receive that portion of the Merger Consideration allocated to such Participants in the Management Plan.

(II) Subject to Sections 2.01(b) and 2.05(e):

(1)  Company Common Stock.

(i)  To the extent any Merger Consideration remains after payment of the Merger Consideration in respect of the liquidation preferences of all series of Company Preferred Stock pursuant to Section 2.01(c)(II)(2) and in respect to the satisfaction of the Company Promissory Notes and Management Plan pursuant to Section 2.01(c)(I) (the “Remaining Merger Consideration”), each issued and outstanding share of Company Common Stock shall be converted into the right to receive its pro rata portion (together with all holders of Company Preferred Stock participating on an as converted to Company Common Stock basis pursuant to Section 2.01(c)(II)(2)(vi) below) of the Remaining Merger Consideration.

(ii)  To the extent no Merger Consideration remains after payment of Merger Consideration in respect of the liquidation preferences of all series of Company Preferred Stock pursuant to Section 2.01(c)(II)(2) and in respect to the satisfaction of the Company Promissory Notes and Management Plan pursuant to Section 2.01(c)(I), each issued and outstanding share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Stock Consideration, interest in the Notes or other consideration shall be delivered or deliverable in exchange therefor.

(2)  Company Preferred Stock.

(i)  Company Series A Preferred Stock.  In addition to any payment pursuant to Section 2.01(c)(II)(2)(vi) below, after payment in full of the amounts set forth in Section 2.01(c)(I) above and after payment of Merger Consideration to all other series of Company Preferred Stock, each issued and outstanding share of Company Series A Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration as is equal to the liquidation preference that each share of Company Series A Preferred Stock is entitled to pursuant to the Company Charter, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement.

(ii)  Company Series B Preferred Stock. In addition to any payment pursuant to Section 2.01(c)(II)(2)(vi) below, after payment in full of the amounts set forth in Section 2.01(c)(I) above and after payment of Merger Consideration to the Company Series E Preferred Stock, the Company Series D Preferred Stock and the Company Series C Preferred Stock, but prior to the payment of Merger Consideration to the Company Series A Preferred Stock, each issued and outstanding share of Company Series B Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration as is equal to the liquidation preference that each share of Company Series B Preferred Stock is entitled to pursuant to the Company Charter, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement.

(iii)  Company Series C Preferred Stock.  In addition to any payment pursuant to Section 2.01(c)(II)(2)(vi) below, after payment in full of the amounts set forth in Section 2.01(c)(I) above and after payment of Merger Consideration to the Company Series E Preferred Stock and the Company Series D Preferred Stock, but prior to the payment of Merger Consideration to the Company Series A Preferred Stock and the Company Series B Preferred Stock, each issued and outstanding share of Company Series C Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration as is equal to the liquidation preference that each share of Company Series C Preferred Stock is entitled to pursuant to the Company Charter, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement.

(iv)  Company Series D Preferred Stock.  In addition to any payment pursuant to Section 2.01(c)(II)(2)(vi) below, after payment in full of the amounts set forth in Section 2.01(c)(I) above and after payment of Merger Consideration to the Company Series E Preferred Stock but prior to the payment of Merger Consideration to the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, each issued and outstanding share of Company Series D Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration as is equal to the liquidation preference that each share of Company Series D Preferred Stock is entitled to pursuant to the Company Charter, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement.

(v)  Company Series E Preferred Stock.  In addition to any payment pursuant to Section 2.01(c)(II)(2)(vi) below, after payment in full of the amounts set forth in Section 2.01(c)(I) above and prior to the payment of Merger Consideration to any other series of Company Preferred Stock, each issued and outstanding share of Company Series E Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration as is equal to the liquidation preference that each share of Company Series E Preferred Stock is entitled to pursuant to the Company Charter, subject to any adjustment contemplated by Sections 2.02 or 2.03 or Article IX of this Agreement.

(vi)  Participation.  In addition to the foregoing, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be converted into the right to receive its pro rata portion (together with all holders of Company Common Stock and Company Preferred Stock participating on an as converted to Company Common Stock basis) of the Remaining Merger Consideration, if any.

(3)  The Merger Consideration to be received by each Stockholder in exchange for all of such Stockholder’s shares of Company Capital Stock or Company Promissory Notes is set forth on the Merger Consideration Allocation Schedule delivered pursuant to Section 2.05(a) and consists of a pro rata portion of Stock Consideration and an interest in the Note.  The Merger Consideration shall be delivered to the Stockholders in accordance with Sections 2.04 and 2.05.  As of the Effective Time, all issued and outstanding shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock or of a Company Promissory Note shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.05, without interest.

(4)  The aggregate, then-outstanding principal amount of the Notes may be satisfied in full by the issuance and delivery of 7,984,281 shares of Parent Common Stock (as adjusted for any stock split, stock dividend or other recapitalization or restructuring of the Parent Common Stock) upon approval by the stockholders of the Parent of the conversion of the Note into shares of Parent Common Stock in accordance with the terms of the Note prior to March 1, 2011 (subject to extension as set forth in the Note, the “Note Maturity Date”) in accordance with the provisions hereof and as set forth therein (the “Note Satisfaction”).  As soon as commercially practicable but in any event no later than three Business Days following the Note Satisfaction, Parent will cause the Escrow and Exchange Agent to deliver to the Stockholders the Note Satisfaction Shares in accordance with the Exchange Agreement.

(5)  The Company shall take all actions necessary to cause all outstanding warrants to purchase Company Capital Stock to be cancelled at or prior to the Effective Time and such warrants shall have no right to receive any Merger Consideration and shall have no right to convert into Parent Capital Stock.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c) and shall not have any rights to receive any Escrow Funds, but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair market value under Section 262 then the right of such holder to be paid the fair market value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the certificate formerly representing such shares.  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Determination of Company Estimated Net Working Capital and Adjustment.

(a)  Prior to the Closing Date, the Company shall have delivered to Parent a statement certified by the Chief Financial Officer of the Company (the “Company Estimated Closing Statement”) setting forth the Company’s reasonable, good faith estimate of the Company Net Working Capital (the “Company Estimated Net Working Capital”).  Prior to the Closing Date, the Company and Parent shall discuss the estimates set forth in the Company Estimated Closing Statement and make revisions thereto as they may mutually agree.  The Company Estimated Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, except for those adjustments to Net Working Capital that are set forth on Section 10.03 of the Company Disclosure Letter.

(b)  Parent shall deposit into the Escrow Account out of the Notes and in addition to the Indemnity Escrow Funds, a principal amount of Notes (the “Working Capital Escrow Funds”) having a value equal to the difference between the Company Net Working Capital Target and the Company Estimated Net Working Capital multiplied by the Conversion Premium (if, and only if, the Company Estimated Net Working Capital is less than the Company Net Working Capital Target).  If the Company Estimated Net Working Capital is greater than the Company Net Working Capital Target, no adjustments shall be made and no principal amount out of the Notes shall be deposited into the Escrow Account as Working Capital Escrow Funds. The term “Company Net Working Capital Target” shall have the meaning set forth on Section 2.02 of the Company Disclosure Letter.

Section 2.03.  Determination of Company Closing Net Working Capital and Adjustment.

(a)  Within forty-five (45) calendar days following the Closing Date, Parent shall cause PricewaterhouseCoopers (“PWC”) to prepare and deliver to the Stockholders Representative and Parent a statement (the “Company Closing Statement”), setting forth PWC’s determination of Company Net Working Capital.  The Company Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, except for those adjustments to Net Working Capital that are set forth on Section 10.03 of the Company Disclosure Letter.

(b)  Following receipt of the Company Closing Statement, the Stockholders Representative will be afforded a period of forty-five (45) calendar days (the “Company 45-Day Period”) to review the Company Closing Statement.  At or before the end of the Company 45-Day Period, the Stockholders Representative may either (i) accept the Company Closing Statement, and the computation of Company Net Working Capital, in its entirety, or (ii) deliver to Parent a written notice (the “Company Objection Notice”) containing a reasonably detailed written explanation of those items in the Company Closing Statement which the Stockholders Representative disputes, in which case the items specifically identified by the Stockholders Representative shall be deemed to be in dispute.  The failure by the Stockholders Representative to deliver the Company Objection Notice within the Company 45-Day Period shall constitute the Stockholders Representative’s acceptance of the Company Closing Statement and the computation of Company Net Working Capital, in its entirety.  If the Stockholders Representative delivers the Company Objection Notice in a timely manner, then, within a further period of thirty (30) calendar days from the end of the Company 45-Day Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the “Company Settlement Agreement”) with respect thereto.  Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a mutually agreeable, nationally recognized accounting firm with whom neither Parent, any Parent Subsidiary, the Company, any Company Subsidiary, the Stockholders Representative nor any of their respective affiliates has had a material relationship during the eighteen (18)-month period prior to the date hereof, which such firm will be mutually agreed upon as promptly as practicable, or such other persons as the parties may mutually agree (the “Accounting Arbitrator”), the fees and expenses of which shall be allocated to and borne by the Stockholders Representative and Parent based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the total amount of the total unresolved disputed items as originally submitted to the Accounting Arbitrator.  For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Stockholders Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholders Representative.  The Accounting Arbitrator shall be given reasonable access to all relevant records to calculate the Company Net Working Capital.  Such determination by the Accounting Arbitrator (the “Company Net Working Capital Determination”) shall be (i) in writing, (ii) furnished to the parties as soon as practicable after the items in dispute have been referred to the Accounting Arbitrator, (iii) made in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, except for those adjustments to Net Working Capital that are set forth on Section 10.03 of the Company Disclosure Letter, and (iv) nonappealable and incontestable by the parties hereto and each of their respective affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.  As used herein “Company Closing Net Working Capital” means the Company Net Working Capital as finally determined in accordance with this Section 2.03.

(c)  For purposes of this Agreement, the “Company Determination Date” shall mean the earliest to occur of (i) the forty-sixth (46th) day following the receipt by the Stockholders Representative of the Company Closing Statement if the Stockholders Representative shall have failed to deliver the Company Objection Notice to Parent within the Company 45-Day Period, (ii) the date on which either Parent or the Stockholders Representative gives the other a written notice to the effect that such party has no objection to the other party’s determination of the Company Closing Statement, (iii) the date on which Parent and the Stockholders Representative execute and deliver a Company Settlement Agreement and (iv) the date as of which Parent and the Stockholders Representative shall have received the Company Net Working Capital Determination.

(d)  If the Company Closing Net Working Capital is less than the Company Net Working Capital Target, then payment of the difference between the Company Net Working Capital Target and the Company Closing Net Working Capital (the “Company Shortfall”) shall, within three (3) business days after the Company Determination Date, be paid by the Stockholders to Parent.  Parent shall first recover the Company Shortfall from the Working Capital Escrow Funds (and if recovery is to be a portion of the Note, then the principal amount of the Note so recovered shall be equal to the Company Shortfall multiplied by the Conversion Premium).  If the Working Capital Escrow Funds are not sufficient to cover the Company Shortfall then Parent shall have the right to first recover the Company Shortfall (less the Working Capital Escrow Funds received pursuant to this Section), calculated in accordance with the preceding sentence, directly from the Indemnity Escrow Funds and, if the Indemnity Escrow Funds are not sufficient, from the Stockholders for their Pro Rata Share of such amount from the principal amount of the Note received pursuant to the Merger (and if any recovery of the Company Shortfall pursuant to this sentence shall be a portion of the Note, then the principal amount of the Note so recovered shall be equal to the portion of the Company Shortfall being recovered multiplied by the Conversion Premium).  If the Working Capital Escrow Funds are in excess of the value of the Company Shortfall, then such excess shall be distributed to the Stockholders in accordance with the terms of the Escrow Agreement.

(e)  If the Company Closing Net Working Capital is greater than the Company Net Working Capital Target, then the Company shall not be entitled to any additional payment.  Furthermore, if there is no Company Shortfall, then the Working Capital Escrow Funds shall be distributed to the Stockholders in accordance with the terms of the Escrow Agreement.

Section 2.04.  Escrow and Exchange Agent, Escrow Agreement and Exchange Agreements.

(a)  Parent will deposit with the Escrow and Exchange Agent immediately prior to the Effective Time, (i) the Notes, minus the principal amount of Notes comprising the Escrow Funds, (ii) the aggregate number of shares of Parent Common Stock equal to the Stock Consideration issuable to the Stockholders pursuant to this Article II in the Merger, and (iii) any cash in lieu of fractional shares as provided by Section 2.05(e) (collectively, the “Closing Disbursement”).  Such Closing Disbursement will be placed by the Escrow and Exchange Agent in a separate account under the Exchange Agent Agreement (the “Exchange Fund”) for disbursement as set forth in Section 2.04(e) and Section 2.01.  Parent shall also make available to the Exchange Agent, in addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.05(e).  At the Closing, Parent will deliver to the Stockholder Representative the Note to hold on behalf of the Stockholders and each Stockholder’s proportionate interest in the Note set forth on the Merger Consideration Allocation Schedule shall not vest until such Stockholder has surrendered all of its Company Capital Stock and Company Promissory Note, if any, pursuant to a properly executed Letter of Transmittal delivered to the Escrow and Exchange Agent.

(b)  In the event the stockholders of Parent approve the Note Satisfaction on or before the Note Maturity Date, Parent will make available to the Escrow and Exchange Agent, as soon as commercially practicable but in any event no later than three business days after the date of the approval of the Note Satisfaction, that number of shares of Parent Common Stock issuable upon the Note Satisfaction (the “Note Satisfaction Shares” and with the Stock Consideration, the “Shares”), for disbursement as set forth in this Article II.

(c)  In the event the stockholders of Parent fail to approve the Note Satisfaction at the Parent Stockholders Meeting or on or before the Note Maturity Date, Parent will deposit with the Escrow and Exchange Agent an amount in cash equal to the principal amount of the Note as soon as commercially practicable but in any event no later than three business days after the date of the Parent Stockholders Meeting at which the stockholders of Parent failed to approve the Note Satisfaction and in all events on or before the Note Maturity Date, for payment as set forth in this Article II, which amount will be paid to the Stockholder Representative in satisfaction of the Note in full for disbursement to the Stockholders in accordance with their Pro Rata Share.

(d)  Concurrently with the Closing, and pursuant to applicable provisions of the Escrow Agreement, the Escrow and Exchange Agent will establish an escrow account (the “Escrow Account”) to hold the Indemnity Escrow Funds and the Working Capital Escrow Funds, if any (collectively, the “Escrow Funds”), in trust pursuant to the Escrow Agreement, which funds will be payable to the Stockholders or Parent, as the case may be, in accordance with the terms of this Agreement and the Escrow Agreement.  On the Closing Date, Parent shall deposit in the Escrow Account out of the Notes a principal amount of Notes equal to (i) $3,764,021.98 (the “Indemnity Escrow Funds”) and (ii) the Working Capital Escrow Funds, if any.

(e)  Promptly after each of the Effective Time and the earlier of the Parent Stockholders Meeting or the Note Maturity Date, as the case may be, Parent will issue or pay, or will cause the Escrow and Exchange Agent to issue or pay, to the Stockholders the applicable portion of the Merger Consideration set forth on the Merger Consideration Allocation Schedule in accordance with Sections 2.01 and 2.05(b) and other applicable provisions of this Agreement, the Exchange Agreement and the Escrow Agreement.

Section 2.05.  Exchange of Certificates.

(a)  Exchange Procedures.  The following exchange procedures will govern the exchange of the outstanding shares of Company Capital Stock at or following the Effective Time:

(i)           Attached as Annex E hereto is a spreadsheet setting forth (I) the name of each Stockholder as of the Closing Date, (II) the number of shares and stock certificate numbers of the outstanding shares of Company Capital Stock held by such Stockholder as of the Effective Time, (III) the aggregate principal amount and accrued but unpaid interest on each Company Promissory Note held by such Stockholder as of the Effective Time, (IV) the portion of the Merger Consideration and the Closing Disbursement issuable and payable to such Stockholder in accordance with the provisions hereof as of the Closing Date, (V) each Stockholder’s proportional interest in the Escrow Fund and (VI) each Stockholder’s Pro Rata Share (such spreadsheet, the “Merger Consideration Allocation Schedule”), all as determined in accordance with Section 2.01 of this Agreement.  The Merger Consideration Allocation Schedule will be appended as an appropriately numbered exhibit to the Exchange Agent Agreement and the Escrow Agreement.

(ii)           As soon as practicable after the Effective Time but in no event later than five business days thereafter, Parent will mail, or will cause the Escrow and Exchange Agent to mail, to each Stockholder who did not deliver a Letter of Transmittal at the Effective Time at the respective addresses set forth on the Merger Consideration Allocation Schedule the following: (I) a letter of transmittal substantially in the form attached hereto as Annex F (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Escrow and Exchange Agent and shall be in such form and have such other provisions as Parent and the Stockholders Representative may agree to specify) and (II) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration, which shall be attached to the Letter of Transmittal.

(b)  Surrender of Certificates.  Upon surrender of a Certificate and a Company Promissory Note, as the case may be, for cancellation to the Escrow and Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Escrow and Exchange Agent, the holder of such Certificate and Company Promissory Note, as the case may be, shall be entitled to receive in exchange therefor that portion of the Merger Consideration set forth on the Merger Consideration Allocation Schedule (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate and Company Promissory Note, as the case may be, so surrendered shall forthwith be canceled.  Until such time as (i) a holder of a Certificate and a Company Promissory Note shall have duly executed and delivered a Letter of Transmittal to Parent or the Escrow and Exchange Agent in respect of such Certificate and Company Promissory Note and (ii) that portion of the Merger Consideration set forth on the Merger Consideration Allocation Schedule is issued to or at the direction of the holder of a surrendered Certificate or Company Promissory Note, such Merger Consideration that would be issuable to the holder of such Certificate or Company Promissory Note shall not be issued to such holder, shall not be deemed not outstanding and shall not be entitled to vote on any matter.  In the event of a transfer of ownership of Company Capital Stock or Company Promissory Note that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a person other than the person in whose name the Certificate or Company Promissory Note so surrendered is registered, if such Certificate or Company Promissory Note shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of the Merger Consideration to a person other than the registered holder of such Certificate or Company Promissory Note or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.05, each Certificate or Company Promissory Note shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.05.  No interest shall be paid or accrue on any cash payable in lieu of any fractional shares of Parent Common Stock upon surrender of any Certificate or Company Promissory Note.

(c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Capital Stock or Company Promissory Note with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(e), until the surrender of such Certificate or Company Promissory Note in accordance with this Article II.  Subject to applicable Law, following surrender of any such Certificate or Company Promissory Note, there shall be paid to the holder of the Certificate or Company Promissory Note representing the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock that are included in the Merger Consideration that is payable to such holder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock that are included in the Merger Consideration that is payable to such holder.

(d)  No Further Ownership Rights in Company Capital Stock.  The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Capital Stock or Company Promissory Notes are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)  No Fractional Shares.

(1)  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued at the Effective Time or upon the Note Satisfaction, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.  For purposes of this Section 2.05(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2)  In lieu of any such remaining fractional shares after aggregation as set forth above, each holder of Company Capital Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.05(e)) and (B) the Average VWAP of the Parent Common Stock.

(3)  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Capital Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Capital Stock entitled to receive such cash.

(f)  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Escrow and Exchange Agent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate (i) to provide an affidavit of such loss, theft or destruction in a form reasonably satisfactory to the Escrow and Exchange Agent and any additional documentation reasonably requested by the Escrow and Exchange Agent, (ii) to indemnify and hold harmless Parent from and against any claim that may be made against Parent or its affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed, and/or (iii) to provide a sufficient indemnity bond in form and substance reasonably satisfactory to the Escrow and Exchange Agent.  It is understood and agreed that the Company Promissory Notes were issued as .pdf files in electronic form without original execution copies, and that a Company Promissory Note may be surrendered by delivering a printed copy of the .pdf file embodying such Company Promissory Note.

(g)  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Capital Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.05(c).

(h)  No Liability.  None of Parent, Sub, the Company, the Stockholders Representative or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Company Promissory Note has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.05(c) in respect of such Certificate or Company Promissory Note would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate or Company Promissory Note shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.

(j)  Securities Law Compliance.  The Stock Consideration, the Note and, if applicable, the Note Satisfaction Shares will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  The certificates representing shares of Parent Common Stock and the Note will be legended as follows:

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE]/[NOTE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE ACT OR UPON RECEIPT BY AUTHENTEC, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.”

Such certificates will also include such additional legends as necessary to comply with applicable foreign, federal and state securities laws.  The certificates representing the Shares will be subject to a stop transfer order with the Parent’s transfer agent that restricts the transfer of such Shares except in compliance with this Agreement and the Stockholders Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on its face), dated as of the date of this Agreement, from the Company to Parent (the “Company Disclosure Letter”):

Section 3.01.  Organization, Standing and Power.  Each of the Company and each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the organizational documents for each Company Subsidiary.  Furthermore, the minute books for the Company and each Company Subsidiary have been made available to Parent for its review and such minute books are true and correct in all material respects, accurately reflect in all material respects all amendments to the organizational documents and contain summaries of all meetings and copies of all written consent actions of the Board of Directors (and committees thereof) and stockholders or members, as the case may be, of the Company and each Company Subsidiary (excluding summaries relating to any strategic transactions or acquisition discussions).  For purposes of this Agreement, a “Company Subsidiary” means any subsidiary of the Company.

Section 3.02.  Company Subsidiaries.  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any capital stock of, or any equity interest of any nature in, any other entity.

Section 3.03.  Capital Structure.

(a)  The authorized capital stock of the Company consists of (i) 46,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) 3,333,327 shares of Series A-2 Preferred Stock, par value $0.0001 per share (the “Company Series A Preferred Stock”), (iii) 6,916,660 shares of Series B-3 Preferred Stock, par value $0.0001 per share (the “Company Series B Preferred Stock”), (iii) 529,994 shares of Series C-2 Preferred Stock, par value $0.0001 per share (the “Company Series C Preferred Stock”),(iv) 437,772 shares of Series D-2 Preferred Stock, par value $0.0001 per share (the “Company Series D Preferred Stock”), (v) 3,400,000 shares of Series E-1 Preferred Stock, par value $0.0001 per share (the “Company Series E-1 Preferred Stock” and (vi) 1,550,000 shares of Series E-2 Preferred Stock, par value $0.0001 per share (the “Series E-2 Preferred Stock”, and together with the Company Series E-1 Preferred Stock, the Company Series E Preferred Stock” and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock, the “Company Preferred Stock”, and, together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on September 3, 2010, (i) 6,532,004 shares of Company Common Stock, 2,572,611 shares of Company Series A Preferred Stock, 5,333,329 shares of Company Series B Preferred Stock, 417,449 shares of Company Series C Preferred Stock, 332,342 shares of Company Series D Preferred Stock, 3,241,888 shares of Company Series E-1 Preferred Stock and 930,625 shares of Company Series E-2 Preferred Stock, were issued and outstanding (after giving effect to the conversion of all promissory notes of the Company issued pursuant to that certain Note Purchase Agreement, dated April 21, 2010, by and among the Company and the Investors (as defined therein)), and (ii) 829,574 shares of Company Common Stock were subject to issuance upon the exercise of outstanding Company Employee Stock Options and 1,636,248 additional shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans.  Except as set forth above, at the close of business on August 31, 2010, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(b)  Except as set forth above and in Section 3.03(b) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  There are not any outstanding Contracts of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.  Except as set forth in Section 3.03(b) of the Company Disclosure Letter, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Company Capital Stock.

(c)  Each Stockholder listed on Section 3.03(a) of the Company Disclosure Letter (the “Accredited Stockholders”) is the owner of all right, title and interest (legal, record and beneficial) in and to the shares of Company Capital Stock as set forth on Section 3.03(c) of the Company Disclosure Letter and in the Merger Consideration Allocation Schedule, free and clear of any and all Liens (except as set forth on Section 3.03(c) of the Company Disclosure Letter and except for any restrictions on transfer imposed by securities Laws), and no Accredited  Stockholder holds any other equity interest in the Company, except as set forth in Section 3.03(c) of the Company Disclosure Letter.

Section 3.04.  Authority; Execution and Delivery; Enforceability.

(a)  The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions.  The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and by the delivery of the Required Consent immediately after the execution and delivery hereto, the Company Stockholders.  The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on August 31, 2010, duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the other Transaction Agreements, the Merger and the other Transactions and (ii) recommending that the Company’s stockholders adopt this Agreement and the Merger (the “Company Board Resolutions”).

(c)  Each Accredited Stockholder has the full authority and legal capacity necessary to execute, deliver and perform its, his or her obligations under the Transaction Agreements to be executed and delivered by such Accredited Stockholder.  The Transaction Agreements to be executed and delivered by the Accredited Stockholders have been or will be, as the case may be, duly executed and delivered by the Accredited Stockholders and constitute or will constitute the legal, valid and binding obligations of the Accredited Stockholders, enforceable in accordance with their respective terms.

Section 3.05.  No Conflicts; Consents.

(a)  The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon the Company Capital Stock, or the capital stock or other equity security of any Company Subsidiary, or any of the properties or assets of the Company or any Company Subsidiary under, (i) any provision of the Company Charter, Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any provision of any Company Material Contract or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material Judgment or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets.

(b)  No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business.

(c)  The Company has provided or will provide notice of the Transactions to STMicroelectronics NV on or promptly after the date hereof in relation to that certain Warrant Agreement, dated June 30, 2005, by and between the Company and STMicroelectronics NV (the “STM Warrant”) or the Company has obtained a waiver of such advance notice in writing from STMicroelectronics NV, a copy of which has been provided to Parent.  Furthermore, neither the Company nor any Company Subsidiary has any obligations to STMicroelectronics NV or its affiliates under the STM Warrant as a result of the Transactions or for failure to give the required advance notice of the Transactions to STMicroelectronics NV under the STM Warrant and STMicroelectronics will have no right of first refusal over the assets of the Company as a result of the Transaction.  Furthermore, Section 3.05(c) of the Company Disclosure Letter sets forth all Contracts related to the STM Warrant.

(d)  The execution, delivery and performance by each Accredited Stockholder of the Transaction Agreements to be executed and delivered by the Accredited Stockholders (i) do not require the consent of or notice to any Governmental Entity or any other third party, (ii) will not conflict with or result in a material violation of any Law or Judgment to which such Accredited Stockholder is subject or by which such Accredited Stockholder is bound, (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any Contract or Permit to which such Accredited Stockholder is subject or by which such Stockholder is bound and (iii) will not create any Lien upon any of the Company Capital Stock.

(e)  Each Accredited Stockholder understands that the offer and sale of the Parent Common Stock, the Note and the Note Satisfaction Shares, if any, to be issued pursuant to the Merger has not been registered under the Securities Act.  Each Accredited Stockholder also understands that the Parent Common Stock, the Note and the Note Satisfaction Shares, if any, is being offered and sold pursuant to an exemption from registration contained in the Securities Act.  Each Accredited Stockholder is acquiring the Parent Common Stock, the Note and the Note Satisfaction Shares, if any, for its own account for investment only, and not with a view towards its distribution in violation of the Securities Act. Each Accredited Stockholder represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the Merger and the other Transactions. Each Accredited Stockholder is an accredited investor within the meaning of Regulation D under the Securities Act.  Each Accredited Stockholder acknowledges and agrees that the shares of the Parent Common Stock, the Note and the Note Satisfaction Shares, if any, issued pursuant to the Merger are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and will bear a legend to this effect.

(f)  The Merger Consideration Allocation Schedule accurately sets forth (I) the name of each Stockholder as of the Closing Date, (II) the number of shares and stock certificate numbers of the outstanding shares of Company Capital Stock held by such Stockholder as of the Effective Time, (III) the aggregate principal amount and accrued but unpaid interest on each Company Promissory Note held by such Stockholder as of the Effective Time, (IV) the portion of the Merger Consideration and the Closing Disbursement issuable and payable to such Stockholder in accordance with the Company Charter, the Company Bylaws and other related instruments and Article II of this Agreement as of the Closing Date, (V) each Stockholder’s proportional interest in the Escrow Fund and (VI) each Stockholder’s Pro Rata Share.  The aggregate outstanding principal amount and accrued but unpaid interest on all Company Promissory Notes is set forth on the Merger Consideration Allocation Schedule.  Furthermore, all outstanding warrants to purchase Company capital stock will expire at the Effective Time and will not result in any rights to receive Company Capital Stock or the Merger Consideration.

Section 3.06.  Financial Statements; Undisclosed Liabilities.

(a)  The consolidated financial statements of the Company set forth in Section 3.06(a) of the Company Disclosure Letter (the “Company Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that such unaudited statements do not contain footnote disclosures) and are in accordance with the books and records of such entities, which have been properly maintained and are complete and correct in all material respects.

(b)  Neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than liabilities that have arisen in the ordinary course of business since the date of the last balance sheet contained in the Company Financial Statements (the “Company Balance Sheet Date”).

(c)  None of the Company or the Company Subsidiaries is, or at any time has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)  Neither the Company nor any Company Subsidiary has any outstanding Indebtedness.

Section 3.07.  Accounts Receivable; Inventories.

(a)  The accounts receivable reflected in the Company Financial Statements, and all accounts receivable arising since the date of the Company Balance Sheet, arose from bona fide transactions in the ordinary course of business.  On a consolidated basis, the accounts receivable reflected in the Company Financial Statements have been properly recorded and reserved against, in all material respects, in accordance with GAAP and consistent with past practice.  Except as set forth in Section 3.07 of the Company Disclosure Letter, no such account receivable has been assigned or pledged to any other person, firm or corporation or is subject to any right of set-off other than in the ordinary course of business and for which adequate reserves are reflected in the Company Financial Statements.

(b)  All material items of inventory of the Company and the Company Subsidiaries, including, without limitation, all material items of inventory held by or on behalf of the Company or any Company Subsidiary at distributors or other resellers in the Company’s or any Company Subsidiary’s distribution channels (regardless of title), will, at the Effective Time, consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the Company’s industry.  Since the date of the most recent balance sheet contained in the Company Financial Statements, no inventory has been sold or disposed of, except through use or sale in the ordinary course of business.

Section 3.08.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion in (i) any registration statement on Form S-3 that may be filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the resale of the Parent Common Stock to be issued pursuant to Article II (the “Form S-3”) will, at the time the Form S-3 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the proxy statement relating to the approval of the Note Satisfaction by Parent’s stockholders (the “Proxy Statement”) will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.09.  Absence of Certain Changes or Events.  From the Company Balance Sheet Date to the date of this Agreement, except as set forth in Section 3.09 of the Company Disclosure Letter, the Company has conducted its business only in the ordinary course of business consistent with past practices, and during such period there has not been:

(i)  any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii)  any redemption or repurchase, directly or indirectly, of any shares of any Company Capital Stock or other equity security or declaration, setting aside or payment of any dividends or making of any other distributions (whether in cash or kind) with respect to any shares of Company Capital Stock or capital stock or other equity security of any Company Subsidiary;

(iii)  any split, combination or reclassification of any Company Capital Stock or any capital stock or other equity securities of any Company Subsidiary or any issuance, sale or transfer of any equity securities, any securities convertible, exchangeable or exercisable into shares of Company Capital Stock or other equity securities, or warrants, options or other rights to acquire shares of Company Capital Stock or capital stock or other equity security of any Company Subsidiary;

(iv)  any material change in accounting methods or principles, except insofar as may have been required by a change in GAAP or applicable Law;

(v)  any payment, discharge or satisfaction of any liability other than in the ordinary course of business;

(vi)  any write off as uncollectible of any account receivable other than in the ordinary course of business;

(vii)  any compromise of any debts, claims or rights or disposal of any of the properties or assets of the Company or any Company Subsidiary, other than in the ordinary course of business;

(viii)  any entry into any Company Material Contract not listed in Section 3.18 of the Company Disclosure Letter;

(ix)  any sale, assignment or transfer of any material tangible assets other than in the ordinary course of business or any material Intellectual Property;

(x)  any increase in any salaries, wages or employee benefits or any arrangement for payment of any bonus or special compensation for any officer or key employee other than in the ordinary course of business;

(xi)  any hiring or commitment to hire any key employee or termination or resignation of any key employee;

(xii)  any termination or amendment in any material respect of any Company Material Contract or any loss or termination or, to the Company’s knowledge, threatened loss or termination of any existing material business arrangement; or

(xiii)  any Contract, whether or not in writing, to take any action described in this Section 3.09.

Section 3.10.  Taxes.

(a)  Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

(b)  The Company Financial Statements reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary in writing.

(c)  There are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been set forth on the Company Financial Statements) on the assets of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is bound by any material agreement with respect to the sharing or allocation of Taxes.

(d)  Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(e)  No claim has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(f)  There are no audits or investigations by any taxing authority in progress, nor has the Company Stockholder, the Company or any Company Subsidiary received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(g)  None of the Company or any of the Company Subsidiaries (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed or (iv) granted any extension or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid.

(h)  Neither the Company nor any Company Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent.

(i)  Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)  The Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(k)  Neither the Company nor any Company Subsidiary has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(l)  For purposes of this Agreement:

“Taxes” means (i) any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding or other tax, duty, assessment or similar charge (including all interest and penalties thereon and additions thereto) imposed by a taxing authority, and (ii) any liability for the payment of any amounts described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor Liability.

“Tax Return” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns (and any amendments and supporting documentation with respect thereto) required to be filed with a Governmental Entity in respect to Taxes.

Section 3.11.  Absence of Changes in Benefit Plans.  From the Company Balance Sheet Date to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan, except as may be required by Law.  “Company Benefit Plan” means each and every collective bargaining agreement, Company Pension Plan, Company Welfare Plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, consultant, officer or director of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).  “Company Pension Plan” means each and every “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).  “Company Welfare Plan” means each and every “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that is maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).  Except as identified in the Company Disclosure Letter, there are not any employment, consulting, indemnification, severance or termination agreements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or any Company Subsidiary as to which the Company or any Company Subsidiary has any current or future obligation or liability, nor does the Company or any Company Subsidiary have any general severance plan under which material benefits are required to be provided.

Section 3.12.  ERISA Compliance; Excess Parachute Payments.

(a)  Section 3.12(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans.  Each Company Benefit Plan has been administered in compliance with its terms, the Code, ERISA and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement, group annuity contract or other funding mechanism (including insurance contracts) relating to any Company Benefit Plan.

(b)  Each Company Pension Plan and related trust intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, has either (1) been the subject of a current, favorable determination letter (or, in the case of a standardized form plan, a favorable opinion letter) from the Internal Revenue Service covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter to the effect that such Company Pension Plan or trust is qualified and exempt from federal income Taxes, and no such determination letter (or opinion letter) has been revoked nor, to the Company’s knowledge, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(c)  None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary, or any Company Benefit Plans which are subject to ERISA, including Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)  No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any Company Subsidiary, or any of their respective current or former Company ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “Company ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)  No Company Welfare Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).

(f)  There is no contract, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

Section 3.13.  Litigation.  There is no material suit, action or proceeding pending or, to the Company’s knowledge, threatened against or affecting the Company or any Company Subsidiary, and, to the Company’s knowledge, there is no reasonable basis for any such suits, actions or proceedings. There is no material Judgment outstanding against or which affects the Company or any Company Subsidiary. There are no material suits, actions or proceedings pending in which the Company or a Company Subsidiary is a plaintiff or other applicant for relief, and there are no such material suits, actions or proceedings that the Company or any Company Subsidiary intend to initiate against any other person.

Section 3.14.  Compliance with Applicable Laws; Permits.

(a)  The Company and the Company Subsidiaries are in material compliance with all applicable Laws, including all applicable foreign Laws.  This Section 3.14 does not relate to matters with respect to Taxes, ERISA and employee benefit matters, or environmental matters, which are the subject of Section 3.10, 3.12 and 3.15, respectively.

(b)  Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, and permits with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have any such Permits that would not be material to the Company and the Company Subsidiaries taken as a whole.

(c)  No payment has been made or other benefit given by the Company or any Company Subsidiary or by any person authorized to act on behalf of the Company or any Company Subsidiary in the past five (5) years to any person in connection with any Contract of the Company or any Company Subsidiary in violation of applicable Laws relating to procurement, including any criminal or civil Laws or administrative regulations relating to bribes or gratuities, or in violation of the U.S. Foreign Corrupt Practices Act.  Neither the Company nor any Company Subsidiary has provided goods, services, technology, information, or financing in material violation of the Export Administration Regulations, the International Traffic in Arms Regulations, Treasury Department Regulations, or any other export control, anti-boycott, sanctions, embargo, or money-laundering Laws or similar regulations of the United States or other jurisdictions in which the Company or any Company Subsidiary may be subject to.

Section 3.15.  Environmental Laws.

(a)  The Company and each Company Subsidiary has been and is in compliance in all material respects with all Environmental Laws and, to the Company’s knowledge, there are no past or present facts, conditions or circumstances that interfere with the conduct of any of their respective businesses in the manner now conducted or which interfere with continued compliance in all material respects with any Environmental Law.

(b)  No judicial or administrative proceedings or governmental investigations are pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary that allege the material violation of or seek to impose material liability pursuant to any Environmental Law, and, to the Company’s knowledge, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties of the Company or any Company Subsidiary, including on-site or off-site disposal, release or spill of any Hazardous Materials, which facts, conditions or circumstances violate in any material respect any applicable Environmental Law or are reasonably likely to give rise to material costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law.

(c)  Neither the Company nor any Company Subsidiary has (i) received any written notice of material noncompliance with, violation of, or material liability or material potential liability under any Environmental Law or (ii) entered into any material consent decree or order or is, to the Company’s knowledge, subject to any material order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials.

(d)  For purposes of this Agreement:

(1)  “Environmental Laws” means all Laws relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment.

(2)  “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos, polychlorinated biphenyls and any chemical, material, substance or waste, in each case that is prohibited, limited or regulated pursuant to any Environmental Law.

Section 3.16.  Intellectual Property.

(a)  Subject to Section 3.16(b) below, the Company and/or the Company Subsidiaries own all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by Company and/or the Company Subsidiaries  (i) to customers, distributors and suppliers of the products or services of the Company or the Company Subsidiaries in the ordinary course of business and (ii) set forth in Section 3.16(a) of the Company Disclosure Letter, have the exclusive right to use each item of the Intellectual Property necessary or used by, the Company and/or its Subsidiaries in the course of their business as now conducted and/or as contemplated to be conducted by the Company as of the Closing Date, free and clear of all Liens (the “Company Owned IP” ).  Subject to Section 3.16(b) below, the Company and Company Subsidiaries own all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by Company and/or the Company Subsidiaries (i) to customers, distributors and suppliers of the products and services of the Company or the Company Subsidiaries in the ordinary course of business and (ii) set forth in Section 3.16(a) of the Company Disclosure Letter, have the exclusive right to import, offer for sale, promote, sell, distribute or license, any Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by the Company and the Company Subsidiaries in connection with the business as currently conducted and/or as contemplated by the Company as of the Closing Date to be conducted.

(b)  To the extent that the Company and/or the Company Subsidiaries do not own all right, title and interest in and to, and have the exclusive right to use (such exclusive right excluding any non-exclusive licenses granted by Company and/or the Company Subsidiaries (i) to customers, distributors and suppliers of the products and services of the Company or the Company Subsidiaries in the ordinary course of business and (ii) set forth in Section 3.16(a) of the Company Disclosure Letter), an item of Intellectual Property necessary or used by, the Company and/or its Subsidiaries in the course of their business as now conducted and/or as contemplated by the Company as of the Closing Date to be conducted, the Company and/or the Company Subsidiaries have a license to use each such item of the Intellectual Property necessary or used by, the Company and/or its Subsidiaries in the course of their business as now conducted and/or as contemplated by the Company as of the Closing Date to be conducted.  To the extent that the Company and/or the Company Subsidiaries do not own all right, title and interest in and to, and have the exclusive right (such exclusive right excluding any non-exclusive licenses granted by Company and/or the Company Subsidiaries (i) to customers, distributors and suppliers of the products and services of the Company or the Company Subsidiaries in the ordinary course of business and (ii) set forth in Section 3.16(a) of the Company Disclosure Letter) to import, offer for sale, promote, sell, distribute or license, any Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by the Company or the Company Subsidiaries the Company and the Company Subsidiaries have a license to import, offer for sale, promote, sell, and distribute, and to sublicense the right to import, offer for sale, promote, sell and distribute, such item of Intellectual Property in connection with the business as currently conducted and/or as contemplated by the Company as of the Closing Date to be conducted.

(c)  Section 3.16(c) of the Company Disclosure Letter lists and describes each item of the Company Owned IP on a worldwide basis (1) that is registered (including, but not limited to, all issued patents, invention registrations, copyright registrations, trademark registrations and domain name registrations) including the jurisdiction of grant, registration or pendency; (2) all currently pending applications filed or submitted by or on behalf of the Company or any Company Subsidiary, or that were obtained or are otherwise owned by the Company or any Company Subsidiary, that is directed to any Intellectual Property (including, but not limited to, all pending patent applications, copyright registration applications and trademark registration applications) including the jurisdiction of pendency and the nature of the Company’s or any Company Subsidiary’s interest therein; and (3) all Company Owned IP that is material to the business of Company and/or any of the Company Subsidiaries as now conducted and/or as contemplated by the Company as of the Closing Date to be conducted and which is not the subject of an existing registration or pending application.  That Company Owned IP identified by subsections (1) and (2) above shall hereinafter be referred to as the “Registered Company Owned IP.”  All of the Company Owned IP is valid and enforceable, and has been maintained in material compliance with all Laws. All of the Registered Company Owned IP is in good standing, full force, effect and enforceable in all material respects and has not been abandoned or withdrawn.  There has not been any act or omission by the Company and/or the Company Subsidiaries that has had an adverse effect, or could have an adverse effect, on the validity, enforceability or ownership of any of the Company Owned IP.

(d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge or to the knowledge of any Company Subsidiary, the business, services and operations of the Company and the Company Subsidiaries as currently conducted and/or as contemplated by the Company as of the Closing Date to be conducted, do not and will not infringe on any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 3.16(d) of the Company Disclosure Letter, there are no pending interference, opposition, cancellation, nullity, re-examination or other proceedings with respect to (i) any alleged infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of a third party, (ii) any alleged unfair competition or trade practices by the Company or any of the Company Subsidiaries, or (iii) any Company Owned IP (except as part of normal ex parte examination of pending patent and trademark applications in the USPTO and other regional, national and foreign patent and trademark offices). Except as set forth in Section 3.16(d) of the Company Disclosure Letter, no written notice from any third party alleging infringement of such third party’s Intellectual Property, alleging unfair competition or trade practices by the Company or any of the Company Subsidiaries, or challenging any Company Owned IP (except as part of normal ex parte examination of pending patent and trademark applications in the USPTO and other regional, national and foreign patent and trademark offices) has been received by Company or any Company Subsidiary within the six (6) year period prior to the date hereof.

(e)  Except as set forth in Section 3.16(e) of the Company Disclosure Letter, there are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, or orders to which the Company and/or the Company Subsidiaries are a party or to which the Company and/or the Company Subsidiaries are otherwise bound, in each case that do or will restrict the rights of the Company and/or the Company Subsidiaries to register, apply to register, use, transfer, license or enforce or otherwise exploit or enjoy the benefit of any material Intellectual Property or restrict the conduct of the business as now conducted or as contemplated by the Company as of the Closing Date to be conducted.

(f)  To the Company’s knowledge, no person (including, without limitation, any current or former employee or consultant of the Company or any of the Company Subsidiaries) is infringing, violating or misappropriating any of Company Owned IP, or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, there are no pending proceedings involving the Company or any Company Subsidiary with respect to: (1) any Company Owned IP or, (2) to the Company’s knowledge, any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries, except, for (1) and (2), with respect to pending applications that are the subject of normal ex parte examination proceedings by the USPTO and/or corresponding foreign patent and trademark offices.  Neither the Company nor any Company Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of Company Owned IP or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries.

(g)  Except as set forth in Section 3.16(g) of the Company Disclosure Letter, there are no outstanding options, licenses, Liens or shared ownership of interests of any kind relating to any of the Company Owned IP, nor are the Company and/or the Company Subsidiaries bound by or a party to any options, licenses, Liens or shared ownership of interests of any kind with respect to the Intellectual Property of any third party.

(h)  Section 3.16(h) of the Company Disclosure Letter contains a true and complete list of all Contracts granting licenses or similar rights to the Company or any of the Company Subsidiaries under any Intellectual Property of a third party, where such licenses or similar rights are necessary for the business and operations of the Company and the Company Subsidiaries as they are currently conducted (excluding (1) generally available licenses for “off the shelf” commercial products such as computer software having a total, aggregate license fee and royalty fee of less than twenty five thousand dollars ($25,000.00) per product and (2) non-disclosure agreements that provide for only limited use rights of trade secrets for evaluation purposes only) (“Company Inbound Licenses”).  All agreements pursuant to which the Company and the Company Subsidiaries have any license or right to use the Company Inbound Licenses are in full force and effect and there are no existing defaults.  The Company and each Company Subsidiary is in compliance with all material terms and conditions of all Company Inbound Licenses.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not cause the breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to or modification of any rights under, any Company Inbound Licenses.  The Company and the Company Subsidiaries have not sold, distributed, granted access to or sublicensed any of the Company Inbound Licenses without consent of the applicable third party owner, when required to do so.  Except as set forth in Section 3.16(h) of the Company Disclosure Letter, no royalties or fees are payable by either of the Company or the Company Subsidiaries to anyone for use of the Company Inbound Licenses.

(i)  Section 3.16(i) of the Company Disclosure Letter contains a true and complete list of all Contracts to which Company or any of the Company Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from Company Owned IP (excluding (1) non-exclusive licenses granted to customers, distributors, and suppliers of the products or services of Company or any Company Subsidiary in the ordinary course of business and (2) non-disclosure agreements that provide for only limited use rights of trade secrets for evaluation purposes only).

(j)  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the authorship, conception, reduction to practice, design and/or development of any of the Company Owned IP on behalf of the Company or the Company Subsidiaries have signed documents confirming, to the extent permitted by applicable Law, that he or she has assigned or will assign to the Company or the applicable Company Subsidiary, and waives any and all moral rights in or relating to, all Intellectual Property made, written, designed, developed, conceived or reduced to practice by him or her during the course of his or her employment by, or relationship with, the Company or the applicable Company Subsidiary and relating to the business of the Company or the applicable Company Subsidiary as currently conducted or as contemplated by the Company as of the Closing Date to be conducted to the extent that ownership of any such Intellectual Property rights does not vest in the Company or the applicable Company Subsidiary by operation of Law.

(k)  The Company and the Company Subsidiaries have taken reasonable steps to maintain in confidence trade secrets and confidential information included in or covered by Company Owned IP (other than trade-secret information intentionally disclosed in published patents or patent applications or registered copyrights).  The Company and each of the Company Subsidiaries have complied in all material respects with all privacy and security regulations as mandated by Law or as required by third parties.  The Company and the Company Subsidiaries have complied in all material respects with all privacy regulations set forth within the Company's privacy policies, including, without limitation, those displayed on the Company's website(s).

(l)  Neither the Company nor any of the Company Subsidiaries have licensed, distributed or disclosed, or knows of any distribution or disclosure by any other person (including any former or current employees and contractors of the Company or any of the Company Subsidiaries) of the source code for any software included in the products of the Company or any Company Subsidiary (including any firmware and other software embedded in hardware devices) or other confidential information (including algorithms), constituting or embodied in such software (“Company Source Code”) to any person, except pursuant to the Contracts listed in Section 3.16(l) of the Company Disclosure Letter.  Each of the Company and each of the Company Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code.  To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by the Company, any of the Company Subsidiaries or any escrow agent(s) or any other person to any third party.

(m)  The products of each of the Company and each of the Company Subsidiaries do not contain any disabling device, virus, worm, back door, trojan horse or other intentionally embedded disruptive or malicious code that is intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer hardware, system, software, network or data.  The business of each of the Company and each of the Company Subsidiaries as currently conducted does not involve the development, commercialization or export of encryption technology, or other similar technology, the development, commercialization or export of which is restricted under applicable Law, except to the extent it does so in compliance with all applicable export restrictions relevant to such technology.

(n)  No product or software of the Company or any Company Subsidiary embodying Company Owned IP (including any firmware and other software embedded in hardware devices) has been or is being distributed by the Company or any of the Company Subsidiaries, in whole or in part, in conjunction with any Open Source Software in a manner which would require that such product or software of the Company or any Company Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge.  “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(o)  All files, whether in the possession of the Company or any of the Company Subsidiaries or the possession of the Company or any of the Company Subsidiary's counsel, relating to (A) any of the Company Owned IP listed in Section 3.16(c) of the Company Disclosure Letter or (B) any of the Company Owned IP that is not listed in Section 3.16(c) of the Company Disclosure Letter, but which, as of the Closing Date, is (i) the subject of an application for Intellectual Property that is being prepared, or (ii) is being considered for the subject of a potential application for Intellectual Property, have been delivered, or within thirty (30) calendar days following Closing, will be delivered to Parent or its designee.

(p)  Except as set forth in Section 3.16(p) of the Company Disclosure Letter, no Contract exists between the Company and any Company Subsidiary or between Company Subsidiaries regarding the assignment or transfer of any title, rights or interests to any Intellectual Property and no such assignment or transfer has been made.

(q)  Except as set forth in Section 3.16(q) of the Company Disclosure Letter, UPEK International, Ltd. never owned any right, title and interest in or to any material Intellectual Property and has never created, designed, developed, conceived or reduced to practice any material Intellectual Property or otherwise obtained any material Intellectual Property.

(r)  For purposes hereof:

(1)           “Intellectual Property” means any and/or all of the following in the United States and/or any other jurisdiction in the world, and all rights in or relating thereto: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, continuations, continuations-in-part, requests for continued examinations, continued prosecution applications, and reexaminations thereof and all inventions, whether or not patentable or reduced to practice, (ii) all trade secrets, know-how and confidential information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, proposals, and methods), (iii) all works of authorship and copyright rights related thereto, and all applications, registrations and renewals in connection therewith, and all other rights, including, but not limited to, moral rights, corresponding thereto, (iv) all industrial designs and industrial models and any registrations and applications therefor, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trademarks, service marks, certification marks, trade names, corporate names, business and product names, trade dress, logos, registered Internet domain names, and Internet protocol addresses, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing and all applications, registrations, and renewals in connection therewith, and (vii) any and all other intellectual property or other proprietary rights.

(2)           “USPTO” means the United States Patent and Trademark Office.

Section 3.17.  Labor Matters.

(a)  Neither (i) the Company nor any Company Subsidiary has been or is in material violation of or noncompliance with any applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act and the employment of non-residents under the Immigration Reform and Control Act of 1986; and (ii) the Company nor any Company Subsidiary has received any written notice that it is subject to any material fine, penalty, liability or disability as the result of any violation of or failure to comply with any such Law.

(b)  There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound.  To the Company’s knowledge, since January 1, 2008, neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns, picketing or lockouts.  There is no unfair labor practice charge or complaint or other action pending, or, to the Company’s knowledge, threatened in writing against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any similar Governmental Entity.  Neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations.

(c)  To the Company’s knowledge, no key employee of the Company or any Company Subsidiary intends to resign or terminate his or her employment with the Company or a Company Subsidiary.

Section 3.18.  Material Contracts; Debt Instruments.

(a)  Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the Contracts of the Company and the Company Subsidiaries concerning the following matters (collectively, the “Company Material Contracts”):

(i)            the lease, as lessee or lessor, or purchase or sale of any material tangible property;

(ii)           the employment or engagement of, or any other Contract with, any officer, director or employee, or any consultant or agent, other than those terminable at will without any severance obligation;

(iii)          any Contracts listed in Section 3.16(h) or Section 3.16(i) of Company Disclosure Letter;

(iv)           the provision for any payments or other benefits in excess of Twenty Five Thousand Dollars $25,000, directly or indirectly, as a result of a change of control of the Company or any Company Subsidiary, including, without limitation, the Merger and the Transactions;

(v)           any Contracts pursuant to which any indebtedness for borrowed money of the Company or any of the Company Subsidiaries (in each case, in excess of Fifty Thousand Dollars $50,000) is outstanding or may be incurred (Section 3.18(a) of the Company Disclosure Letter sets forth the respective amounts currently outstanding thereunder as of the date hereof);

(vi)          the making of any material loans by or the granting of any material Lien on any material property or assets of the Company or any Company Subsidiary (other than non-exclusive licenses granted in the ordinary course of business);

(vii)         any Contract between the Company or any Company Subsidiary, on one hand, and any affiliate of the Company or any Company Subsidiary or any immediate family member of any such affiliate, on the other hand;

(viii)        any Contract limiting the freedom of the Company or any Company Subsidiary to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring the Company or any Company Subsidiary to share profits;

(ix)           any material Contract not in the ordinary course of business under which any Company Entity has agreed to assume liabilities of another party or indemnify or hold harmless another party;

(x)            any charitable commitment in excess of Fifty Thousand Dollars ($50,000.00) in any calendar year;

(xi)           any settlement Contract requiring financial payments in the aggregate in excess of Fifty Thousand Dollars ($50,000.00) in any calendar year;

(xii)          any Contract that would be reasonably likely to have a Company Material Adverse Effect;

(xiii)         any material joint-venture or joint-developer Contracts;

(xiv)         any Contract with customers or suppliers that requires financial payments in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00) or performance over a period of more than three hundred sixty five (365) calendar days;

(xv)           any Contract with any Customer of the Company or any Company Subsidiary set forth in Section 3.22 of the Company Disclosure Letter; and

(xvi)           any other Contract not in the ordinary course of business that requires performance for a period of more than three hundred sixty five (365) calendar days or that requires aggregate payments in excess of One Hundred Thousand Dollars ($100,000.00).

(b)  The Company has delivered or made available to Parent or its representatives true and complete copies of all of written Company Material Contracts.  The Company Material Contracts are valid and effective in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Neither the Company nor any of the Company Subsidiaries is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound.  To the knowledge of the Company, there is no existing or claimed default by any other party to any Company Material Contract or event which with notice or lapse of time, or both, would constitute a material default by any such party.

(c)  Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Contract or covenant restricting the development, manufacturing, marketing or distribution of the Company’s or the Company Subsidiaries’ existing business, products or services in a manner that would be material to the Company and the Company Subsidiaries taken as a whole.

Section 3.19.  Insurance.  Section 3.19 of the Company Disclosure Letter, lists each insurance policy of the Company and the Company Subsidiaries, the holder of the insurance policy, the named insured(s) on such insurance policy, the type of coverage, the amount of coverage and the date of such insurance policy.  Correct and complete copies of such policies have been made available to Parent by the Company on or before the date of this Agreement.  All such policies are in full force and effect and enforceable in accordance with their terms.  The Company and the Company Subsidiaries are not currently in default in any material respect regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and neither the Company nor the Company Subsidiaries have failed to file any notice or present any claim thereunder in due and timely fashion.  Neither the Company nor the Company Subsidiaries have been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance listed in Section 3.19 of the Company Disclosure Letter.  The Company has provided to Parent correct and complete copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by the Company or any Company Subsidiary or any predecessor of such entities, including under any organized plan of self insurance during the past three (3) years.

Section 3.20.  Title to Properties.  The Company and each of the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business in a manner consistent with past practices. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business as currently conducted.  The Company and the Company Subsidiaries own all rights, properties and interests in properties and assets that are material to allowing the Surviving Corporation to continue the business and operations of the Company and the Company Subsidiaries after the Effective Time in a manner consistent with past practices.  All material tangible property of the Company and the Company Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted.  This Section 3.20 does not relate to matters with respect to Intellectual Property or Real Property, which are the subject of Sections 3.16 and 3.21, respectively.

Section 3.21.  Real Property.

(a)  Section 3.21(a) of the Company Disclosure Letter contains a true and correct list of all real property leases involving the Company and the Company Subsidiaries, as lessee or lessor, of any real property (the “Leased Real Property”) and reflects its title, the date thereof, the names of the parties thereto at execution and the street address of the leased premises, and including similar information with regard to any amendments to or assignments of such leases.  The Company or a Company Subsidiary, as applicable, has valid and binding leases for each such Leased Real Property, true and complete copies of such leases have been made available to Parent, and each party to such leases, whether the Company, a Company Subsidiary or third party, (i) is current with respect to payments due under such leases, and (ii) has complied in all material respects with their respective obligations under such leases.  There are no material defaults under any such leases that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease by the Company or any Company Subsidiary or, to the Company’s knowledge, any other party to such lease.

(b)  Neither the Company nor any Company Subsidiary owns any real property or is obligated to acquire any real property.  To the Company’s knowledge, the present zoning, subdivision, building and other ordinances and regulations applicable to the Leased Real Properties listed in Section 3.21(a) of the Company Disclosure Letter hereto permit the continued operation, use, and occupancy of such Leased Real Property for the conduct of the business of the Company and the Company Subsidiaries substantially in accordance with past practices.  With respect to such Leased Real Property, the Company and the Company Subsidiaries are in material compliance with, and have not received any written notices of material violations of, any applicable zoning, subdivision or building Law.

Section 3.22.  Relationships with Customers and Suppliers.  Between January 1, 2009 and the date hereof, no customer or supplier of the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, has canceled or otherwise terminated its relationship with the Company or the applicable Company Subsidiary and, to the Company’s knowledge, there are no facts, conditions or circumstances that would reasonably be expected to cause a material customer or supplier of the Company or any of the Company Subsidiaries to cancel or otherwise terminate its relationship with the Company or the applicable Company Subsidiary and, to the Company’s knowledge, neither the Company nor any Company Subsidiary has taken any action that would have a material adverse effect on the continuity of any such relationships.  Section 3.22 of the Company Disclosure Letter sets forth the ten (10) largest customers of the Company by revenue for 2009 and 2010 (through the date of this Agreement).

Section 3.23.  State Takeover Statutes.  The provisions of Section 203 of the DGCL are not applicable to the Company.

Section 3.24.  Voting Requirements.  The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Transactions under the Company Charter, the Company Bylaws and the DGCL is the adoption of this Agreement by the holders of (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class and (b) a majority of the then outstanding shares of Company Preferred Stock voting together as a class on an as-if-converted to Company Common Stock basis (the “Company Stockholder Approval”).  The Company Stockholder Approval will be obtained by the affirmative written consents of the Stockholders immediately after the execution and delivery hereof (the “Required Consent”).

Section 3.25.  Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.26.  Solvency.  The Company and each of the Company Subsidiaries (a) is able to pay its debts generally as they become due and is solvent and (b) does not intend and currently has no obligation to incur debts prior to the Effective Time that will be beyond its ability to pay as such debts mature.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company that, except (i) as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on its face), dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”)) or (ii) as disclosed in the Parent SEC Documents filed with the SEC and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”):

Section 4.01.  Organization, Standing and Power.  Each of Parent, Sub and each Parent Subsidiary, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  Parent, Sub and each Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company true and complete copies of the Amended and Restated Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), the Amended and Restated By-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), and the organizational documents for each Parent Subsidiary.  Furthermore, the minute books for Parent and each Parent Subsidiary have been made available to the Company for its review and such minute books are true and correct in all material respects, accurately reflect in all material respects all amendments to the organizational documents and contain summaries of all meetings and copies of all written consent actions of the Board of Directors (and committees thereof) and stockholders or members, as the case may be, of Parent and each Parent Subsidiary (excluding summaries relating to any strategic transactions or acquisition discussions).  For purposes of this Agreement, a “Parent Subsidiary” means any subsidiary of Parent.

Section 4.02.  Parent Subsidiaries.

(a)  The Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization.  All of the outstanding shares of capital stock of each Parent Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Parent Disclosure Letter, are as of the date of this Agreement owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens. Except for the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns any capital stock of, or any equity interest of any nature in, any other entity.

(b)  Sub has no subsidiaries.  Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions, and has not (i) engaged in any business activities or owned any properties or assets other than in connection with the Merger and the other Transactions, (ii) conducted any operations other than in connection with the Merger and the other Transactions, or (iii) incurred any liabilities other than in connection with the Merger and the other Transactions.

Section 4.03.  Capital Structure.

(a)  The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”).  At the close of business on August 31, 2010, (i) 29,932,363 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, and (iii) 5,051,551 shares of Parent Common Stock were subject to issuance upon the exercise of outstanding options to purchase Parent Common Stock granted under any Parent Stock Plan (“Parent Employee Stock Options”) and 1,111,746 additional shares of the Parent Common Stock were reserved for issuance pursuant to the plans listed on Section 4.03(a) of the Parent Disclosure Letter (the “Parent Stock Plans”).  Parent Employee Stock Options to purchase 1,135,316 shares of Parent Common Stock are “in-the-money” as of the date hereof.  Except as set forth above, at the close of business on September 3, 2010, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All outstanding shares of Parent Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable.  There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).

(b)  Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any Parent Subsidiary or any Voting Parent Debt or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  There are not any outstanding Contracts of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.  Except as set forth in Section 4.03(b) of the Parent Disclosure Letter, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Parent Capital Stock.

(c)  The authorized capital stock of Sub consists of 1,000 shares of common stock, without par value, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

Section 4.04.  Authority; Execution and Delivery; Enforceability.

(a)  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions.  The execution and delivery by Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent or Sub, as applicable, subject in the case of the Note Satisfaction, to receipt of the Parent Stockholder Approval.  Parent, as sole stockholder of Sub, has approved and adopted this Agreement.  Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held on August 31, 2010, duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the other Transaction Agreements, the Merger, the Share Issuance, the Note Satisfaction and the other Transactions and (ii) recommending that Parent’s stockholders approve the Note Satisfaction (the “Parent Board Resolutions”).

Section 4.05.  No Conflicts; Consents.

(a)  The execution and delivery by Parent and Sub of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Merger, the Share Issuance, the Note Satisfaction and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon the Parent Capital Stock, or the capital stock or other equity security of any Parent Subsidiary, or any of the properties or assets of Parent or any Parent Subsidiary under, (i) any provision of the Parent Charter, Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any provision of any Parent Material Contract (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or any Parent Subsidiary or their respective properties or assets.

(b)  No material Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent is a party or the consummation of the Transactions, other than (i) the filing with the SEC of the Form S-3, the Proxy Statement and any Current Report on Form 8-K related to this Agreement, the Merger or the other Transactions and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business.

Section 4.06.  SEC Documents; Undisclosed Liabilities.

(a)  Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2008 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

(b)  As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document.  None of the Parent SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later filed Parent SEC Document.  The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and except that such unaudited statements do not contain footnote disclosures).

(c)  Neither Parent nor any Parent Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than liabilities that have arisen in the ordinary course of business since the date of the last balance sheet contained in the Parent Financial Statements (the “Parent Balance Sheet Date”).

(d)  None of the Parent Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.07.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-3 will, at the time the Form S-3 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.08.  Absence of Certain Changes or Events.

(a)  From the Parent Balance Sheet Date, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) neither Parent nor any Parent Subsidiary has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Parent provided in Article VI.

(b)  Sub was organized solely for the purpose of the Transactions and has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the Transactions.

Section 4.09.  Taxes.

(a)  Each of Parent and the Parent Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All material Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid.

(b)  The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all material Taxes payable by Parent and the Parent Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any Parent Subsidiary in writing.

(c)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been set forth on the Parent Financial Statements) on the assets of Parent or any Parent Subsidiary.  Neither Parent nor any Parent Subsidiary is bound by any agreement with respect to Taxes that would be material to Parent and the Parent Subsidiaries taken as a whole.

Section 4.10.  ERISA Compliance.  Section 4.10 of the Parent Disclosure Letter contains a list of all Parent Benefit Plans.  Parent has made available to the Company true, complete and correct copies of each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a description thereof).

Section 4.11.  Litigation. Except as set forth on Section 4.11 of the Parent Disclosure Letter, there is no material suit, action or proceeding pending or, to Parent’s knowledge, threatened against or affecting Parent or any Parent Subsidiary, nor is there any material Judgment outstanding against or which affects Parent or any Parent Subsidiary. There are no material suits, actions or proceedings pending in which Parent or a Parent Subsidiary is a plaintiff or other applicant for relief.

Section 4.12.  Compliance with Applicable Laws; Permits.

(a)  Parent and the Parent Subsidiaries are in material compliance with all applicable Laws, including all applicable foreign Laws.  This Section 4.12 does not relate to matters with respect to Taxes, ERISA compliance or environmental Laws, which are the subject of Section 4.09, 4.10 and 4.13, respectively.

(b)  Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have any such Permits that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)  No material payment has been made or other benefit given by Parent or any Parent Subsidiary or by any person authorized to act on behalf of Parent or any Parent Subsidiary in the past five (5) years to any person in connection with any written or oral contract, agreement or commitment of Parent or any Parent Subsidiary in violation of applicable Laws relating to procurement, including any criminal or civil Laws or administrative regulations relating to bribes or gratuities, or in violation of the U.S. Foreign Corrupt Practices Act.  Neither Parent nor any Parent Subsidiary has provided goods, services, technology, information, or financing in material violation of the Export Administration Regulations, the International Traffic in Arms Regulations, Treasury Department Regulations, or any other export control, anti-boycott, sanctions, embargo, or money-laundering Laws or similar regulations of the United States or other jurisdictions in which Parent or any Parent Subsidiary may be subject to.

Section 4.13.  Intellectual Property.

(a)  Subject to Section 4.13(b) below, to the knowledge of Parent and the Parent Subsidiaries, Parent and/or the Parent Subsidiaries own all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by Parent and/or the Parent Subsidiaries (i) to customers, distributors and suppliers of the products or services of Parent and/or the Parent Subsidiaries in the ordinary course of business and (ii) those licenses set forth in Section 4.13(a) of the Parent Disclosure Letter, have the exclusive right to use, each item of the Intellectual Property necessary or used by Parent and/or the Parent Subsidiaries in the course of their business as now conducted and/or as contemplated by Parent as of the Closing Date to be conducted, free and clear of all Liens (“Parent Owned IP” ).  Subject to Section 4.13(b) below, Parent and the Parent Subsidiaries own all right, title and interest in and to, and, except for and subject to any non-exclusive licenses granted by Parent and/or the Parent Subsidiaries (i) to customers, distributors and suppliers of the products or services of Parent and/or the Parent Subsidiaries in the ordinary course of business and (ii) those licenses set forth in Section 4.13(a) of the Parent Disclosure Letter, have the exclusive right to import, offer for sale, promote, sell, distribute or license, any Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by Parent and the Parent Subsidiaries in connection with the business as currently conducted and as presently contemplated to be conducted by Parent as of the date of this Agreement.

(b)  To the extent that Parent and/or the Parent Subsidiaries do not own all right, title and interest in and to, and have the exclusive right to use (such exclusive right excluding any non-exclusive licenses granted by Parent and/or the Parent Subsidiaries (i) to customers, distributors and suppliers of the products and services of Parent or the Parent Subsidiaries in the ordinary course of business and (ii) those licenses set forth in Section 4.13(a) of the Parent Disclosure Letter), an item of Intellectual Property necessary, or used by, Parent and/or the Parent Subsidiaries in the course of their business as now conducted and as contemplated by Parent as of the Closing Date to be conducted, to Parent’s knowledge, Parent and/or the Parent Subsidiaries have a license, or otherwise possess sufficient rights, to use, each such item of the Intellectual Property necessary, or used by, Parent and/or the Parent Subsidiaries in the course of their business as now conducted and/or as contemplated by Parent as of the Closing Date to be conducted.  To the extent that Parent and/or the Parent Subsidiaries do not own all right, title and interest in and to, and have the exclusive right (such exclusive right excluding any non-exclusive licenses granted by Parent and/or the Parent Subsidiaries (i) to customers, distributors and suppliers of the products or services of Parent and/or the Parent Subsidiaries in the ordinary course of business and (ii) those licenses set forth in Section 4.13(a) of the Parent Disclosure Letter) to import, offer for sale, promote, sell, distribute or license, any Intellectual Property imported, offered for sale, promoted, sold, distributed or licensed by Parent or the Parent Subsidiaries, to Parent’s knowledge, Parent and the Parent Subsidiaries have a license to import, offer for sale, promote, sell, and distribute, and to sublicense the right to import, offer for sale, promote, sell and distribute, such item of Intellectual Property in connection with the business as currently conducted and as contemplated by Parent as of the Closing Date to be conducted.

(c)  Section 4.13(c) of the Parent Disclosure Letter lists and describes each item of the Parent Owned IP on a worldwide basis (1) that is registered (including, but not limited to, all issued patents, invention registrations, copyright registrations, trademark registrations and domain name registrations) including the jurisdiction of grant, registration or pendency; (2) all currently pending applications filed or submitted by or on behalf of Parent or any Parent Subsidiary, or that were obtained or are otherwise owned by Parent or any Parent Subsidiary, that is directed to any Intellectual Property (including, but not limited to, all pending patent applications, copyright registration applications and trademark registration applications) including the jurisdiction of pendency and the nature of the Parent’s or any Parent Subsidiary’s interest therein; and (3) all Parent Owned IP that is material to the business of Parent and/or any of the Parent Subsidiaries as now conducted and/or as contemplated by Parent as of the Closing Date to be conducted and which is not the subject of an existing registration or pending application.  That Parent Owned IP identified by subsections (1) and (2) above shall hereafter be referred to as the “Registered Parent Owned IP.”  To Parent’s knowledge, (x) all of the Parent Owned IP is valid and enforceable, and has been maintained in material compliance with all Laws, (y) to the knowledge of Parent, all of the Registered Parent Owned IP is in good standing, full force, effect and enforceable in all material respects and has not been abandoned or withdrawn, and (z) there has not been any act or omission by Parent and/or the Parent Subsidiaries that has had an adverse effect, or could have an adverse effect, on the validity, enforceability or ownership of any of the Parent Owned IP.

(d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, the business, services and operations of Parent and the Parent Subsidiaries as currently conducted and as contemplated by Parent as of the Closing Date to be conducted, do not and will not infringe on any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 4.13(d) of the Parent Disclosure Letter, there are no pending interference, opposition, cancellation, nullity, re-examination or other proceedings with respect to (i) any alleged infringement by Parent or any of the Parent Subsidiaries of any Intellectual Property of a third party, (ii) any alleged unfair competition or trade practices by Parent or any of the Parent Subsidiaries, or (iii) any Parent Owned IP (except as part of a normal ex parte examination of pending patent and trademark applications in the USPTO and other regional, national and foreign patent and trademark offices). Except as set forth in Section 4.13(d) of the Parent Disclosure Letter, no written notice from any third party alleging infringement of such third party’s Intellectual Property, alleging unfair competition or trade practices by Parent or any of the Parent Subsidiaries, or challenging any Parent Owned IP (except as part of normal ex parte examination of patent and trademark applications in the USPTO and other regional, national and foreign patent and trademark offices) has been received by Parent or any Parent Subsidiary within the two (2) years period prior to the date hereof.

(e)  Except as set forth in Section 4.13(e) of the Parent Disclosure Letter, there are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, or orders to which the Parent and/or the Parent Subsidiaries are a party to or to which the Parent and/or the Parent Subsidiaries are otherwise bound, in each case that do or will restrict the rights of the Parent and/or the Parent Subsidiaries to register, apply to register, use, transfer, license or enforce or otherwise exploit or enjoy the benefit of any material Intellectual Property or restrict the conduct of the business as now conducted or as contemplated by Parent as of the Closing Date to be conducted.

(f)  To the Parent’s knowledge, no person (including, without limitation, any current or former employee or consultant of Parent or any of the Parent Subsidiaries) is infringing, violating or misappropriating any of Parent Owned IP, or any Intellectual Property which is exclusively licensed to Parent or any of the Parent Subsidiaries.  Except as set forth in Section 4.13(f) of the Parent Disclosure Letter, there are no pending adversarial proceedings involving Parent or any Parent Subsidiary with respect to:  (1) any Parent Owned IP or, (2) to the Parent’s knowledge, any Intellectual Property which is exclusively licensed to Parent or any of the Parent Subsidiaries, except, for (1) and (2), with respect to any pending applications that are the subject of normal ex parte examination proceedings by the USPTO and/or corresponding foreign patent and trademark offices. Neither Parent nor any Parent Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of Parent Owned IP or any Intellectual Property which is exclusively licensed to Parent or any of the Parent Subsidiaries.

(g)  Except as set forth in Section 4.13(g) of the Parent Disclosure Letter and to Parent’s knowledge, there are no outstanding options, licenses, Liens or shared ownership of interests of any kind relating to any of the Parent Owned IP, nor are the Parent and/or the Parent Subsidiaries bound by or a party to any options, licenses, Liens or shared ownership of interests of any kind with respect to the Intellectual Property of any third party

(h)  Section 4.13(h) of the Parent Disclosure Letter contains a true and complete list of all Contracts granting licenses or similar rights to Parent or any of the Parent Subsidiaries under any material Intellectual Property of a third party, where such licenses or similar rights are materially necessary for the business and operations of Parent and the Parent Subsidiaries as they are currently conducted (excluding (1) generally available licenses for “off the shelf” commercial products such as computer software having a total, aggregate license fee and royalty fee of less than twenty-five thousand dollars ($25,000) per product, and (2) non-disclosure agreements that provide for only limited use rights of trade secrets for evaluation purposes only) (“Parent Inbound Licenses”).  To Parent’s knowledge, all agreements pursuant to which Parent and the Parent Subsidiaries have any license or right to use the Parent Inbound Licenses are in full force and effect and there are no existing defaults.  To Parent’s knowledge, Parent and each Parent Subsidiary is in compliance with all material terms and conditions of all Parent Inbound Licenses.  To Parent’s knowledge, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions will not cause the material breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to or modification of any rights under, any Patent Inbound Licenses.  To Parent’s knowledge, Parent and the Parent Subsidiaries have not sold, distributed, granted access to or sublicensed any of the Parent Inbound Licenses without consent of the applicable third party owner, when required to do so.  Except as set forth in Section 4.13(h) of the Parent Disclosure Letter, no royalties or fees are payable by either of Parent or the Parent Subsidiaries to anyone for use of the Parent Inbound Licenses.

(i)  Section 4.13(i) of the Parent Disclosure Letter contains a true and complete list of all Contracts to which Parent or any of the Parent Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from Parent Owned IP (excluding (1) non-exclusive licenses granted to customers, distributors, and suppliers of the products or service of Parent or any Parent Subsidiary in the ordinary course of business, and (2) non-disclosure agreements that provide for only limited use rights of trade secrets for evaluation purposes only).

(j)  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the authorship, conception, reduction to practice, design and/or development of any of the Parent or the Parent Subsidiaries’ assets or Parent Owned IP on behalf of Parent or the Parent Subsidiaries have signed documents confirming, to the extent permitted by applicable Law, that he or she has assigned or will assign to Parent or the applicable Parent Subsidiary, and waives any and all moral rights in or relating to, all Intellectual Property made, written, designed, developed, conceived or reduced to practice by him or her during the course of his or her employment by, or relationship with, Parent or the applicable Parent Subsidiary and relating to the business of Parent or the applicable Parent Subsidiary as currently conducted or as contemplated by Parent as of the Closing Date to be conducted to the extent that ownership of any such Intellectual Property rights does not vest in Parent or the applicable Parent Subsidiary by operation of Law.

(k)  Parent and the Parent Subsidiaries have taken reasonable steps to maintain in confidence trade secrets and confidential information included in or covered by Parent Owned IP (other than trade-secret information intentionally disclosed in published patents or patent applications or registered copyrights).  Parent and each of the Parent Subsidiaries have complied in all material respects with all privacy regulations set forth within Parent’s privacy policies and the Parent’s website.

(l)  None of Parent or any of the Parent Subsidiaries has licensed, distributed or disclosed, or knows of any distribution or disclosure by any other person (including any former or current employees and contractors of Parent or any of the Parent Subsidiaries) of the source code for any software included in the products of Parent or any Parent Subsidiary (including any firmware and other software embedded in hardware devices) or other confidential information (including algorithms), constituting or embodied in such software (“Parent Source Code”) to any person, except pursuant to the Contracts listed in Section 4.13(l) of Parent Disclosure Letter or those relating solely to the embedded security business acquired from SafeNet, Inc. on February 26, 2010.  Parent and each of the Parent Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Parent Source Code.  To Parent’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Parent Source Code by Parent, any of the Parent Subsidiaries or any escrow agent(s) or any other person to any third party.

(m)  The products of each of Parent and each of the Parent Subsidiaries do not contain any disabling device, virus, worm, back door, trojan horse or other intentionally embedded disruptive or malicious code that is intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer hardware system, software, network or data.  To Parent’s knowledge, the business of each of Parent and each of the Parent Subsidiaries as currently conducted does not involve the development, commercialization or export of encryption technology, or other similar technology, the development, commercialization or export of which is restricted under applicable Law, except to the extent it does so in compliance with all applicable export restrictions relevant to such technology.

(n)  No product or software of Parent or any Parent Subsidiary embodying Parent Owned IP (including any firmware and other software embedded in hardware devices) has been or is being distributed by Parent or any of the Parent Subsidiaries, in whole or in part, in conjunction with any Open Source Software in a manner which would require that such product or software of Parent or any Parent Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge.

Section 4.14.  Material Contracts; Debt Instruments.

(a)  Section 4.14(a) of the Parent Disclosure Letter sets forth a complete and accurate list of all of the Contracts of Parent and the Parent Subsidiaries concerning the following matters (collectively, the “Parent Material Contracts”): (i) any Contracts pursuant to which any indebtedness for borrowed money of Parent or any of the Parent Subsidiaries (in each case, in excess of $500,000) is outstanding or may be incurred (Section 4.14(a) of the Parent Disclosure Letter sets forth the respective amounts currently outstanding thereunder as of the date hereof); (ii) the making of any material loans by or the granting of any material Lien on any material property or assets of Parent or any Parent Subsidiary; (iii) any material Contract between Parent or any Parent Subsidiary, on one hand, and any affiliate of Parent or any Parent Subsidiary or any immediate family member of any such affiliate, on the other hand; (iv) any Contract materially limiting the freedom of Parent or any Parent Subsidiary to compete, solicit customers or solicit employees in any manner in any geographic area or line of business, or requiring Parent or any Parent Subsidiary to share profits; (v) any Contract with a customer or supplier listed in Section 4.15 of the Parent Disclosure Letter that is material to Parent and the Parent Subsidiaries taken as a whole; (vi) any Contract that would be reasonably likely to have a Parent Material Adverse Effect; or (vii) any joint-venture or joint-developer Contracts that is material to Parent and the Parent Subsidiaries taken as a whole.

(b)  Parent has delivered or made available to the Company or its representatives true and complete copies of all of written Parent Material Contracts.  The Parent Material Contracts are valid and effective in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Neither Parent nor any of the Parent Subsidiaries is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound.  To Parent’s knowledge, as of the date hereof, there is no existing or claimed default by any other party to any Parent Material Contract or event which with notice or lapse of time, or both, would constitute a material default by any such party.

(c)  None of Parent or any Parent Subsidiary is a party to or is otherwise bound by any Contract or covenant restricting the development, manufacturing, marketing or distribution of Parent’s or the Parent Subsidiaries’ existing business, products or services in a manner that would be material to Parent and the Parent Subsidiaries taken as a whole.

Section 4.15.  Relationships with Customers and Suppliers.  Between January 1, 2010 and the date hereof, no customer or supplier of Parent or any of the Parent Subsidiaries that is material to Parent and the Parent Subsidiaries, taken as a whole, has canceled or otherwise terminated its relationship with Parent or the applicable Parent Subsidiary.  Section 4.15 of the Parent Disclosure Letter sets forth the ten (10) largest customers of Parent by revenue for 2009 and 2010 (through the date of this Agreement).

Section 4.16.  State Takeover Statutes.  The Parent Board Resolutions are sufficient to render inapplicable to the Company and this Agreement and the other Transaction Agreements, the Merger and the other Transactions the provisions of Section 203 of the DGCL.

Section 4.17.  Voting Requirements.  The only vote of holders of any class or series of Parent Capital Stock necessary to approve the Note Satisfaction is the approval of the Note Satisfaction by the holders of a majority of the total votes cast by holders of shares of Parent Common Stock in accordance with the requirements of the NASDAQ (the “Parent Stockholder Approval”).  The issuance of the Stock Consideration pursuant to the Merger does not require the vote or approval of the holders of any class or series of Parent Capital Stock, and only requires the filing with NASDAQ of a Notification Form: Listing of Additional Shares covering the Stock Consideration to be issued in the Merger (the “Nasdaq Listing Form”).

Section 4.18.  Brokers.  No broker, investment banker, financial advisor or other person, other than Updata Advisors, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 4.19.  Opinion of Financial Advisor.  Parent has received the opinion of Updata Advisors, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid by Parent in the Transaction is fair to Parent from a financial point of view, a signed copy of which opinion will be delivered to the Stockholders Representative promptly following the execution and delivery of this Agreement.

ARTICLE V

Intentionally Omitted and Reserved

ARTICLE VI

Additional Agreements

Section 6.01.  (a)  Preparation of the Proxy Statement and Parent’s Stockholders Meeting.  Parent shall use its reasonable best efforts to call, hold and convene a meeting of its stockholders to vote on the approval of the Note Satisfaction as soon as possible after the date hereof but in any event not later than the day before the Note Maturity Date (the “Parent Stockholders Meeting”).  Subject to Section 6.01(b), the board of directors of Parent shall recommend to the Parent stockholders that the Parent stockholders vote to approve the Note Satisfaction (the “Recommendation”) and shall include such Recommendation in the Proxy Statement.  In connection with the Parents’ Stockholders Meeting, Parent shall prepare and file with the SEC as soon as reasonably practicable, but in any event, not later than 45 days after the date hereof the Proxy Statement in preliminary form, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  Parent shall use its reasonable best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the filing of the definitive Proxy Statement with the SEC.  Parent shall take any action required to be taken under any applicable state securities Laws in connection with the Note Satisfaction.  Parent shall notify the Stockholders Representative promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Stockholders Representative with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, Parent (i) shall provide the Stockholders Representative a reasonable opportunity to review such document or response and (ii) shall consider in good faith comments proposed by the Stockholders Representative on such document or response.  The Stockholders Representative shall furnish all information as may reasonably be requested by Parent in connection with the preparation, filing and distribution of the Proxy Statement.  This Section 6.01(a) and Section 6.01(b) below shall apply from and after the Effective Time.

(b)  Neither the board of directors of Parent nor any committee thereof shall withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the Recommendation (any of the foregoing, a “Recommendation Change”).  Notwithstanding the foregoing, the board of directors of Parent may effect a Recommendation Change if the Board of Directors of Parent reasonably determines in good faith, after consultation with and receipt of advice from its outside legal counsel and its outside financial advisor, that the failure to make a Recommendation Change would be reasonably likely to breach its fiduciary duties to the stockholders of Parent under Delaware Law; provided, however, that that the board of directors of Parent may not effect such a Recommendation Change unless the board of directors shall have first provided five business days’ prior written notice to the Stockholder Representative that it intends to effect a Recommendation Change.

Section 6.02.  Access to Information; Confidentiality.  All information exchanged by or on behalf of Parent or the Company and any other information disclosed pursuant to this Agreement, shall be subject to the confidentiality agreement dated December 18, 2008 (and as amended) between the Company and Parent (the “Confidentiality Agreement”).

Section 6.03.  Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay, temporary restraining order, preliminary or permanent injunction or order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements.  In connection with and without limiting the foregoing, the Company, Parent and their respective boards of directors shall (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (y) if any state takeover statute or similar Law becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

(b)  Parent and the Company will make any and all filings required to be made under any applicable antitrust Laws, if any, as promptly as practicable following the date hereof.

Section 6.04.  Stock Options.

(a)  The Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall have adopted such resolutions or take such other actions as may be required to provide that, effective as of the Effective Time, each then outstanding Company Employee Stock Option, to the extent not previously exercised, shall be cancelled.

(b)  In this Agreement:

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the plans listed on Section 6.04(b) of the Company Disclosure Letter.

Section 6.05.  Benefit Plans.

(a)  Parent shall either (i) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all of the assets and businesses of the Surviving Corporation, its successors and assigns) to maintain for a period of twelve months after the Effective Time the Company Benefit Plans at the benefit levels in effect on the date of this Agreement or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to each current active employee of the Company and the Company Subsidiaries that are no less favorable than the benefits being provided to similarly situated employees of Parent on the date of this Agreement.

(b)  With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary (or any predecessor or employer of an employee of the Company or any Company Subsidiary, to the extent such service with such predecessor employer is recognized by the Company or the applicable Company Subsidiary) shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)  Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time.  Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each employee of the Company or any Company Subsidiary (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(d)  Promptly after the Effective Time, the Company and the Stockholders Representative shall cause an aggregate of 279,269 shares of Parent Common Stock to be granted to the vice presidents of the Company (in the amounts) set forth on Section 6.05(d) of the Company Disclosure Letter out of the shares of Parent Common Stock received by the Stockholders as part of the Stock Consideration.

(e)  Nothing in this Agreement (i) shall require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular employee of the Company or any Company Subsidiary following the Closing Date, or (ii) subject to Section 6.05(b), shall be construed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Company Benefit Plan.  No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any Company Subsidiary by Parent, the Surviving Corporation or any of their affiliates or under any benefit plan which any of them may maintain, or otherwise. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective subsidiaries.

Section 6.06.  Indemnification.

(a)  Parent shall, to the fullest extent permitted by Law, honor and maintain in effect, and shall cause the Surviving Corporation to honor and maintain in effect, all of the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company.

(b)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time, a copy of which has been provided to Parent; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (the “Current Premium”).  The Current Premium is disclosed on Section 6.06 of the Company Disclosure Letter.  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 200% of the Current Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to 200% of the Current Premium.

(c)  From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and comply with all of the Company’s existing obligations to advance funds for expenses to) the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all Losses, as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any of its subsidiaries, including in respect of this Agreement, any other Transaction Agreement, the Merger and the other Transactions.  If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in Section 6.06.

Section 6.07.  Fees and Expenses.  Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.08.  Public Announcements.  Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.09.  Stock Exchange Listing.  On the Closing Date, Parent shall submit to NASDAQ the Nasdaq Listing Form.  After the Effective Time, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as soon as practicable. After the Effective Time, in the event that the Note Satisfaction Shares are issued, Parent shall use its reasonable best efforts to cause such shares of Parent Common Stock to be approved for listing on the NASDAQ as promptly as possible after the issuance of such shares.

Section 6.10.  Tax Matters.

(a)  Notwithstanding any other provision of this Agreement, Parent will have the right to withhold all Taxes from payments to be made hereunder (including any payments in connection with the Exchange Agreement and the Escrow Agreement) if such withholding is required by Law, and to collect a FIRPTA Certificate, in the form reasonably satisfactory to Parent, from the Company and Forms W-8 or W-9 or other forms from the Stockholders to the extent required by any foreign, federal, state or local laws; provided, however, that Parent shall claim an exemption from FIRPTA withholding in the event it receives a FIRPTA certificate from the Company, in the form reasonably satisfactory to Parent.  The parties intend that (i) the Merger will be treated as a taxable transaction and not as a “reorganization” for federal income tax purposes and (ii) all of the Merger Consideration will be treated for federal income tax purposes as payments in exchange for the Company Capital Stock or Company Promissory Notes owned by the Stockholders. The parties agree to report the transactions contemplated by this Agreement in a manner consistent with that intent.  Parent will take no action inconsistent with such intended treatment, including merging the Company into Parent or any direct or indirect subsidiary of Parent in connection with the Merger; provided, however, that in no event will the approval of the Note Satisfaction be construed as an action inconsistent with the treatment of the Merger as a taxable transaction.

(b)  Parent and the Surviving Corporation shall prepare, or cause to be prepared, all Tax Returns of the Company and the Company Subsidiaries due after the Closing Date; provided, however, that with respect to any such Tax Return that relates to income Taxes for a period, or portion thereof, ending on or before the Closing Date, such Tax Returns shall be prepared, to the extent of applicable Law, in a manner consistent with the Company’s past practice, and Parent and the Surviving Corporation shall deliver, or cause to be delivered, such Tax Return, together with supporting work papers, to the Stockholders Representative not less than 30 days prior to the due date (including all applicable extensions of time to file) of such Tax Return for the Stockholders Representative’s review and comment prior to filing.  Any disagreements between the Stockholders Representative, on the one hand, and Parent and the Surviving Corporation, on the other hand, shall be resolved by an independent accounting firm agreed upon by the Stockholders Representative, on the one hand, and Parent and the Surviving Corporation, on the other hand, and the costs of expenses shall be borne equally by each.  Parent shall not amend any Tax Return of the Company with respect to a period, or portion thereof, that ends on or prior to the Closing Date, without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, unless Parent is required to amend such Tax Return pursuant to applicable Law.

(c)  On or prior to the Closing Date, the Company shall have caused Upek Pte. Ltd. to be in compliance with all local country financial and tax requirements, including issuance of final statutory financial statements for the 2007 and 2008 years, and the filing of all required income and indirect Tax Returns and reports due on any date before the Closing Date.  The Company shall have provided written evidence of such compliance and filings to Parent on or prior to the Closing Date

Section 6.11.  Certain Matters Concerning the Parent Board and Officers.

(a)  Parent shall take all necessary actions to cause the size and composition of the Parent Board at and after the Effective Time to reflect the size and composition of the Parent Board agreed upon in the Stockholders Agreement.

(b)  Subject to any actions of the Parent Board to the contrary, the officers of Parent immediately prior to the Effective Time will remain the officers of Parent immediately after the Effective Time.

Section 6.12.  Required Consent.  The Company, promptly following receipt by the Company of the Required Consent, shall deliver to Parent a certificate of the Secretary of the Company certifying that the Required Consent has been obtained by written consent in compliance with the Company Charter, Company Bylaws and the DGCL.

Section 6.13.  Intentionally Omitted and Reserved .

Section 6.14.  Intercompany Agreements.  As soon as reasonably practicable after the Effective Time, the Company shall provide all transfer pricing studies and other documentation that Parent may reasonably request with respect to the Contracts set forth on Section 6.14 of the Company Disclosure Letter.

ARTICLE VII

Closing Deliverables

Section 7.01.  Closing Deliverables of Each Party.  The following will be delivered by Parent and the Company at the Closing:

(a)  Exchange Agreement; Escrow Agreement; Stockholders Agreement.  Signature pages of each of Parent and the Stockholders Representative to the Exchange Agreement and the Escrow Agreement, which shall be duly executed by an authorized officer of Parent, the Stockholders Representative and the Escrow and Exchange Agent.  Signature pages of each of Parent, the Stockholders Representative and the Stockholders to the Stockholder Agreement, which shall be duly executed by an authorized officer of Parent, the Stockholders Representative and the Stockholders, as applicable.

Section 7.02.  Closing Deliverables of the Company.  The following will be delivered by the Company at the Closing:

(a)  Representations and Warranties.  A Certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the following effect:  The representations and warranties of the Company (i) in this Agreement (other than in Sections 3.01 (Organization, Standing and Power), 3.02 (Company Subsidiaries), 3.03 (Capital Structure), 3.04 (Authority; Execution and Delivery; Enforceability) and 3.25 (Brokers)), without regard to any qualifications or exceptions contained therein as to materiality or Company Material Adverse Effect, are true and correct, as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties are true and correct on and as of such date); provided, however, that the foregoing certificate shall be deemed true and correct unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Company Material Adverse Effect, (ii) in Sections 3.01 (Organization, Standing and Power), 3.02 (Company Subsidiaries), 3.03 (Capital Structure), and 3.25 (Brokers), to the extent qualified as to materiality or Company Material Adverse Effect are true and correct in all respects and to the extent not so qualified are true and correct in all material respects (with any change of more than 0.5% deemed to be material with respect to Section 3.03) as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties are true and correct in all material respects on and as of such date) and (iii) in Section 3.04 (Authority; Execution and Delivery; Enforceability) are true and correct in all respects as of the Closing Date.

(b)  Performance of Obligations of the Company.  A Certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the following effect:  The Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Secretary’s Certificate; Good Standings.  (i) Corporate secretary’s certificates certifying copies of resolutions or written consents duly adopted by the Company’s Board of Directors and Stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other Transactions and (ii) certificates of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the other Transaction Agreements on behalf of the Company, which certificates will be attested by the Company’s corporate secretary.

(d)  Absence of Company Material Adverse Effect.  A Certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the following effect:  There does not exist any Effect that that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.

(e)  Employment Agreements.

(i)  A writing terminating the employment agreement of Dr. Ronald Black, dated as of May 21, 2009 and as amended on January 6, 2010 (the “Black Employment Agreement”), and all obligations thereunder shall have been satisfied by the Company at or prior to the Closing Date.

(ii)  A writing terminating the current employment agreement of Alan Kramer with the Company.

(iii)  (1) Payment to Dr. Ronald Black of any severance benefits and any payments or other benefits payable as a result of a change of control of the Company or any Company Subsidiary, the Merger and the Transactions, under the Black Employment Agreement or any other Contract entered into prior to the Effective Time, other than this Agreement.

(2) A release executed by the Company and Dr. Ron Black in the form attached hereto as Annex J.

(iv)    (1) Payment to Mr. Alan Kramer of any severance benefits and any payments or other benefits payable as a result of a change of control of the Company or any Company Subsidiary, the Merger and the Transactions, under any Contract between Mr. Alan Kramer and the Company or any Company Subsidiary.

(2) A release executed by the Company and Mr. Alan Kramer in the form attached hereto as Annex J.

Section 7.03.  Closing Deliverables of Parent.  The following documents will be delivered by Parent at the Closing:

(a)  Representations and Warranties.  A certificate signed on behalf of Parent and Sub by the chief executive officer and the chief financial officer of each of Parent and Sub to the following effect:  The representations and warranties of Parent and Sub (i) in this Agreement (other than in Sections 4.01 (Organization, Standing and Power), 4.02 (Parent Subsidiaries), 4.03 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability) and 4.18 (Brokers)), without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect, are true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties are true and correct on and as of such date); provided, however, that the foregoing certificate shall be deemed true and correct unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would result in a Parent Material Adverse Effect, (ii) in Sections 4.01 (Organization, Standing and Power), 4.02 (Parent Subsidiaries), 4.03 (Capital Structure) and 4.18 (Brokers) ), to the extent qualified by materiality or Parent Material Adverse Effect shall true and correct in all respects, and to the extent not so qualified are true and correct in all material respects (with any change of more than 0.5% deemed to be material with respect to Section 4.03) as of the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties are true and correct in all material respects on and as of such date) and (iii) in Section 4.04 (Authority; Execution and Delivery; Enforceability) are true and correct in all respects as of the Closing Date.

(b)  Performance of Obligations of Parent.  A certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the following effect:  Parent has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)  Secretary’s Certificate; Good Standings.  (i) Corporate secretary’s certificates certifying copies of resolutions or written consents duly adopted by the Board of Directors and Stockholders of Parent and Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other Transactions and (ii) certificates of incumbency, certifying the incumbency and authority of the officers who execute this Agreement and the other Transaction Agreements on behalf of Parent and Sub, which certificates will be attested by Parent’s and Sub’s corporate secretaries.

(d)  Absence of Parent Material Adverse Effect.  A certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the following effect:  There does not exist any Effect that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(e)  Parent Board.  Written resolutions of the Parent Board and/or amendments to the bylaws of Parent that (i) fix the size of the Parent Board at seven (7) directors and (ii) cause the Stockholder Designees and the Company Designees (as such terms are defined in the Stockholders Agreement) to be appointed to the Parent Board immediately after the Effective Time.

(f)  Registration Rights Agreement.  Parent’s signature page, duly executed by an authorized officer of Parent, of the Registration Rights Agreement substantially in the form attached hereto as Annex H (the “Registration Rights Agreement”).

(g)  NASDAQ Listing.  The Nasdaq Listing Form, duly executed by Parent.

ARTICLE VIII

Amendment and Waiver

Section 8.01.  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and the Stockholders Representative; provided, however, that there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such Stockholders.

Section 8.02.  Waiver.  No provision of this Agreement may be waived by the Company (or on behalf of the Company) without the prior written consent of the Stockholder Representative.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of any of its rights.

Section 8.03.  Procedure for Amendment or Waiver.  Subject to Sections 8.01 and/or 8.02, an amendment of this Agreement pursuant to Section 8.01 or a waiver pursuant to Section 8.02 shall, in order to be effective, require in the case of Parent, action by its board of directors or the duly authorized designee of its board of directors, or in the case of the Company, the prior written consent of the Stockholders Representative.

ARTICLE IX

Indemnification

Section 9.01.  Indemnification by the Stockholders.

(a)  From and after the Closing, each Stockholder shall, severally and not jointly, in accordance with his, her or its Pro Rata Share, indemnify Parent and each of its officers, directors, employees, subsidiaries, agents and representatives against, and hold them harmless from, any loss, claim, damage, liability, fee, expense (including reasonable legal fees and disbursements), judgment, fine or amount paid in settlement (“Losses”), to the extent arising from:

(i)  any breach of any representation or warranty of the Company or the Stockholders that is contained in Article III of this Agreement; or

(ii)  the breach of any covenant of the Company that is contained in this Agreement or any other Transaction Agreement, which breach occurs before the Closing Date.

(b)  The Stockholders shall not be required to indemnify any person, and shall not have any liability under Section 9.01(a)(i):

(i)  with respect to representations and warranties made by the Company unless the aggregate of all Losses for which the Stockholders would, but for this clause (i), be liable exceeds on a cumulative basis (and without duplication) an amount equal to $200,000 (the “Deductible Amount”), and then only to the extent of any such excess; provided, however, the limitations in this Section 9.01(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Sections 3.01 (Organization, Standing and Power), 3.02 (Company Subsidiaries), 3.03 (Capital Structure), 3.04 (Authority; Execution and Delivery; Enforceability), 3.05(c) (paragraph (c) of No Conflicts; Consents), 3.06 (Financial Statements; Undisclosed Liabilities), 3.16 (Intellectual Property) and 3.25 (Brokers).   The term “Company Fundamental Representations” means the representations and warranties made in Sections 3.01 (Organization, Standing and Power), 3.02 (Company Subsidiaries), 3.03 (Capital Structure), 3.04 (Authority; Execution and Delivery; Enforceability), 3.06(d) (Indebtedness) and 3.25 (Brokers); or

(ii)  in excess of the Indemnity Escrow Funds; provided, however, that the limitations in this Section 9.01(b)(ii) shall not apply to any Losses resulting from a breach of the Company Fundamental Representations; and provided, further, that the maximum liability of any Stockholder for any and all such breaches of the Company Fundamental Representations shall not exceed the total amount of Merger Consideration actually received by such Stockholders plus its share of the Escrow Funds and if any shares of Parent Common Stock received by such Stockholder as part of the Merger Consideration have been sold or otherwise transferred by such Stockholder, the value of such shares shall be based on the Average VWAP of the Parent Common Stock.

Section 9.02.  Indemnification by Parent.

(a)  From and after the Closing, Parent shall indemnify each Stockholder and each of his, her or its officers, directors, employees, subsidiaries, agents and representatives against, and hold them harmless from, any Losses to the extent arising from:

(i)  any breach of any representation or warranty of Parent or Sub that is contained in Article IV of this Agreement; or

(ii)  the breach of any covenant of Parent or Sub that is contained in this Agreement or any other Transaction Agreement, which breach occurs before the Closing Date.

(b)  Parent shall not be required to indemnify any person, and shall not have any liability under Section 9.02(a)(i):

(i)  with respect to representations and warranties made by Parent unless the aggregate of all Losses for which the Stockholders would, but for this clause (i), be liable exceeds on a cumulative basis (and without duplication) an amount equal to the Deductible Amount, and then only to the extent of any such excess; provided, however, the limitations in this Section 9.02(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Sections 4.01 (Organization, Standing and Power), 4.02 (Parent Subsidiaries), 4.03 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability) and 4.18 (Brokers) (such representations and warranties, the “Parent Fundamental Representations”); or

(ii)  in excess of the Indemnity Escrow Funds; provided, however, that the limitations in this Section 9.02(b)(ii) shall not apply to any Losses resulting from a breach of the Parent Fundamental Representations; and provided, further, that the maximum liability of Parent for any and all such breaches of the Parent Fundamental Representations shall not exceed the total number of shares of Parent Common Stock actually paid to the Stockholders.

Section 9.03.  Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article IX shall be reduced to take account of any net Tax benefit actually realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Parent and the Stockholders Representative agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the purchase price to the extent permitted by applicable Law.  To the extent that the amount of any Loss is included in the calculation of Company Net Working Capital, such included amount of any such Loss shall not also be recoverable under this Article IX.  Notwithstanding anything contained herein to the contrary, to the extent any Losses are satisfied by the retirement of all or any portion of the Note, including any Note in the Escrow Account, the amount of such Losses shall be multiplied by the Conversion Premium and satisfied by the retirement of a principal amount of the Note in an amount equal to the amount of the Loss multiplied by the Conversion Premium.

Section 9.04.  Termination of Indemnification.  The obligations to indemnify and hold harmless any party, pursuant to Section 9.01(a) or 9.02(a), are subject to the condition that the indemnifying party shall have received written notice of the Losses for which indemnity is sought within eighteen (18) months after the Closing Date (the “Escrow Termination Date”); provided, however, that, any indemnification obligations resulting from a breach of the representations and warranties made in (i) Sections 3.10 (Taxes), Section 3.15 (Environmental Laws) and 4.09 (Taxes) shall survive until thirty (30) calendar days after the expiration of all applicable statutes of limitations for assertions by third parties (including, without limitation, any Governmental Authority) of claims that would give rise to a claim for indemnification under such sections hereunder and (ii) the Company Fundamental Representations and the Parent Fundamental Representations shall survive indefinitely; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period referenced above, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.05 to the party to be providing the indemnification.

Section 9.05.  Procedures.

(a)  In order for either Parent or the Stockholders Representative (on behalf of the Stockholders) (the “indemnified party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party (the “indemnifying party”) in writing (which notice shall specify in reasonable detail, the events giving rise to such Third Party Claim, that the indemnified party has accrued or reasonably anticipates that it will have to pay or accrue Losses, the amount of such Losses or reasonably anticipated Losses, and the specific representation, warranty or covenant on which such claim is based) of the Third Party Claim within ten (10) business days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnified party reasonably believes, upon advice of counsel, there exists an actual conflict of interest between the indemnifying party and the indemnified party such that representation of both the indemnifying party and the indemnified party would be inappropriate, then the indemnified party may retain counsel of its own choice and the indemnifying party shall be liable for the reasonable fees and expenses of such counsel.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, reasonably satisfactory to the indemnified party, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the indemnified party.  Notwithstanding the foregoing, (A) if (i) the indemnifying party does not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the indemnified party within fifteen (15) days from receipt of notice of such a Third Party Claim by indemnified party, or (ii) the indemnifying party assumes the defense of the Third Party Claim and, in the reasonable opinion of the indemnified party, fails to diligently prosecute such defense, and after delivery by the indemnified party of ten (10) business days advance notice to the indemnifying party alleging such failure to diligently prosecute, the indemnifying party shall not have modified the defense of such Third Party Claim so that it would be reasonably considered to be diligently prosecuting such defense, then the indemnified party shall have the right to control the defense or settlement of any such Third Party Claim or demand that its reasonable costs and expenses shall be included as part of the indemnification obligation of the indemnifying party or (B) if legal counsel for the indemnified party reasonably believes that there are or may be legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party, then the indemnified party and the indemnifying party shall jointly coordinate the defense of such Third Party Claim.  Furthermore, if in the reasonable opinion of the indemnified party (x) any such Third Party Claim or the litigation or resolution of any such Third Party Claim involves an issue or matter that could reasonably be expected to have a Material Adverse Effect on the indemnified party, including the dispute with a customer listed in Section 3.22 of the Company Disclosure Letter and Section 4.15 of the Parent Disclosure Letter or one of Parent’s or the Company’s top ten suppliers by dollar value for 2009 or 2010 (through the date of this Agreement), or (y) the Third Party Claim could reasonably be expected to result in an award of injunctive relief against the indemnified party, the indemnified party shall have the right to control the defense or settlement of any such Third Party Claim and its reasonable costs and expenses shall be included as part of the indemnification obligation of the indemnifying party.

(c)  Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

Section 9.06.  Release from Escrow Account.

(a)  In the event either Parent or the Stockholders Representative, as an indemnified party, shall have, prior to the expiration of the Escrow Termination Date, delivered a notice of a claim (a “Pending Claim”) in respect of indemnification hereunder to the Stockholder Representative or Parent, as the indemnifying party, such indemnified party and such indemnifying party shall negotiate in good faith to reach agreement with respect to (i) such indemnified party’s right to indemnification hereunder and the amount of such indemnified party’s Losses and (ii) in the event Parent is the indemnified party, the portion of the Indemnity Escrow Funds in the Escrow Account that should be reserved for, and in the event the Stockholders are the indemnified party, the amount of cash that should be reserved for on the Parent Financial Statements (collectively, the “Reserve Amount”) in respect of such Pending Claim prior to resolution of the matters in respect thereof described in clause (i).  If they are unable so to reach agreement any such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.  Pending a resolution of the Reserve Amount in respect of any claim, the Reserve Amount therefor shall be the amount of Losses asserted in good faith by the indemnified party in respect of such Pending Claim.

(b)  In the event Parent is the indemnified party, upon the resolution of the amount of the Parent’s Losses in respect of any Pending Claim, if any, the Stockholders Representative shall instruct the Escrow and Exchange Agent under the Escrow Agreement to deliver to Parent a portion of the Indemnity Escrow Funds equal to the amount of such Losses and, (i) in the event that the portion of Indemnity Escrow Funds being delivered is a Note, the Escrow and Exchange Agent shall deliver to Parent from the Indemnity Escrow Funds a Note for cancellation with a principal amount equal to the amount of such Losses multiplied by the Conversion Premium and (ii) in the event that, following the Note Satisfaction, the portion of the Indemnity Escrow Funds being delivered pursuant to this Section are Note Satisfaction Shares, the Escrow and Exchange Agent shall deliver to Parent from the Indemnity Escrow Funds that number of Note Satisfaction Shares equal to (X) the total number of Note Satisfaction Shares that would be in the Indemnity Escrow Account (as defined in the Escrow Agreement) if the entire principal amount of the Note initially placed in the Indemnity Escrow Account converted into the Note Satisfaction Shares multiplied by (Y) the Escrow Percentage; provided, however, that at the election of the Stockholders Representative in its sole discretion, the Stockholders may satisfy any such Losses by paying cash to Parent within 30 days of resolution of the amount of such Losses, in accordance with their Pro Rata Share, in the amount of such Losses, in lieu of the Escrow Agent delivering to Parent such principal amount of the Note pursuant to clause (i) above or such number of Note Satisfaction Shares pursuant to clause (ii) above, as applicable, whereupon such principal amount of the Note or such number of Note Satisfaction Shares shall be released to the Stockholders after such cash payment to Parent has been made.  Notwithstanding anything contained herein to the contrary, in the event that any Losses result from a breach of the representations and warranties contained in Section 3.06(d) of this Agreement, Parent in its sole discretion shall have the right to recover the amount of such Losses directly from the Stockholders, in accordance with their Pro Rata Share, or from the Indemnity Escrow Funds.  If the Parent elects to recover such Losses from the Indemnity Escrow Funds, the Stockholders shall be obligated to deposit with the Escrow and Exchange Agent the same amount of cash, principal amount of the Note or number of shares of Parent Common Stock, as the case may be, to be held in the Escrow Account that was distributed to Parent in satisfaction of such Losses resulting from the breach of the representations and warranties contained in Section 3.06(d) of this Agreement.

(c)  In the event that the Stockholders are the indemnified party, upon the resolution of the amount of the Stockholders’ Losses in respect of any Pending Claim, if any, Parent shall wire to the Stockholder Representative in immediately available funds an amount equal to the amount of such Losses for distribution to the Stockholders in accordance with their Pro Rata Share; provided, however, that at the election of Parent in its sole discretion, Parent may satisfy any such Losses by issuing a number of shares of Parent Common Stock to the Stockholders Representative, within 30 days of the resolution of the amount of such Losses, as would be equal to the amount of such Losses divided by the Average VWAP of the Parent Common Stock, for distribution to the Stockholders in accordance with their respective Pro Rata Share.

(d)  Promptly following the Escrow Termination Date, and promptly following the resolution of any Pending Claims with respect to any Reserve Amounts, the Stockholder Representative and Parent shall instruct the Escrow and Exchange Agent under the Escrow Agreement to deliver to the Exchange Agent for distribution to the Stockholders, in accordance with their Pro Rata Share, the portion of the Indemnity Escrow Funds equal to (i) the Indemnity Escrow Funds remaining in the Escrow Account at such time, minus (ii) the sum of all Reserve Amounts outstanding at such time.

Section 9.07.  Limitations on Indemnification.  Notwithstanding any other provision of this Agreement:

(a)  To the extent that the Stockholders and/or Parent shall have any obligation to indemnify and hold harmless any other person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), other than to the extent any such damages are asserted by a third party against an indemnified party in a Third Party Claim.

(b)  Parent and the Stockholders Representative, acting on behalf of the Stockholders, shall cooperate with each other with respect to resolving any claim or liability that may lead to Losses hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(c)  Parent and the Stockholders Representative, acting on behalf of the Stockholders, further acknowledge and agree that, other than (i) the representations and warranties of the Company and the Stockholders contained in Article III of this Agreement and the other Transaction Agreements and the covenants of the Company contained in this Agreement and the other Transaction Agreements, and (ii) the representations and warranties of Parent and Sub contained in Article IV of this Agreement and the other Transaction Agreements and the covenants of Parent and Sub contained in this Agreement and the other Transaction Agreements, there are no representations, warranties or covenants of the Company, the Stockholders Representative, the Stockholders or Parent and Sub, as the case may be, either expressed or implied, with respect to the transactions contemplated by this Agreement and the other Transaction Agreements.  Each of the parties hereto hereby acknowledges and agrees that in connection with the transactions set forth herein, Parent and the Company have received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the other party and no representation or warranty is being made by or on behalf of either party with respect to such matters.

(d)  Notwithstanding anything contained in this Agreement to the contrary, no party shall have any right to indemnification under this Article IX with respect to any Losses to the extent (and only to the extent) such Losses (i) arise primarily out of any action or inaction of such party; (ii) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof; or (iii) are duplicative of Losses that have previously been recovered hereunder.

(e)  Upon payment in full of any claim arising under Section 9.05(c) (an “Inter-Party Claim”), pursuant to such Section 9.05(c) or the payment of any judgment with respect to a Third Party Claim pursuant to Section 9.05, the indemnifying party shall be subrogated to the extent of such payment to the rights of the indemnified party against any person with respect to the subject matter of such Inter-Party Claim or Third Party Claim, unless the indemnified party has a continuing commercial relationship with the counterparty to the Third Party Claim or Inter-Party Claim (other than any insurance company that has issued an insurance policy that is applicable to such Third Party Claim or Inter-Party Claim).  The indemnified party shall assign or otherwise reasonably cooperate with the indemnifying party to assign, at the cost and expense of the indemnified party, any and all rights to pursue any claims against, or otherwise recover amounts from, any person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

Section 9.08.  Exclusive Remedy.  Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of Parent or the Stockholders after the Closing with respect to any and all claims relating to this Agreement and the Transaction Agreements, the Merger and the other Transactions contemplated hereby and thereby, shall be pursuant to the indemnification provisions set forth in this Article IX; provided, however, this exclusive remedy does not preclude (i) a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the Transaction Agreements or (ii) a party from pursuing remedies under applicable Law for fraud or intentional misrepresentation against the party committing the fraud or intentional misrepresentation. In furtherance of the foregoing, each of Parent and the Stockholders Representative, on behalf of the Stockholders hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or intentional misrepresentation against the party who committed such fraud or intentional misrepresentation) it may have against the Stockholders or Parent, respectively, arising under or based upon any applicable Law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX or an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the Transaction Agreements).

Section 9.09.  Stockholders Representative.  By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint the Stockholders Representative as its agent and attorney-in-fact and as stockholder representative, for and on behalf of the Stockholders to hold the Note for the account of the Stockholders in accordance with the Merger Consideration Allocation Schedule, to give and receive notices and communications, to authorize payment to any Parent indemnified party from the Escrow Account in satisfaction of claims by any Parent indemnified party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent indemnified party against any Stockholder or by any such Stockholder against any indemnified party or any dispute between any indemnified party and any such Stockholder, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement, including in connection with the determination of the Company Estimated Net Working Capital and the Company Closing Net Working Capital and the payment of any Company Shortfall in Sections 2.03, 2.04 and 2.05 of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed or any change to the agency made unless holders of a majority in interest of the Escrow Account agree to such removal and to the identity of the substituted agent or such change. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Account. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

ARTICLE X

General Provisions

Section 10.01.  Survival of Representations and Warranties.  The representations and warranties contained in this Agreement, and the covenants contained in this Agreement requiring performance prior to the Closing, shall survive the Closing solely for purposes of Article IX and shall terminate at the end of the applicable period of time set forth in Section 9.04.  This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile, upon confirmation of receipt, or (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)  if to Parent or Sub, to:

AuthenTec, Inc.
100 Rialto Place, Suite 400
Melbourne, FL 32901
Attention:  Scott Moody
    Fred Jorgenson
Facsimile: (321) 308-1410

with a copy to (which shall not constitute notice):

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention: W. Scott Ortwein
Facsimile: (404) 253-8376

(b)  if to the Company, to

Upek, Inc.
5900 Christie Avenue
Emeryville, California 94608
Attention: Dr. Ronald D. Black
Facsimile:

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren T. Lazarow
    Paul L. Sieben
Facsimile:  (650) 473-2601

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Paul S. Scrivano
Facsimile: (212) 326-2061

(c)  if to the Stockholders Representative, to:

Sofinnova Capital IV FCPR
17, rue de Surène
75008 Paris
France
Attention: Jean Schmitt
Facsimile:  +33 (0)1 5305-4129

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren T. Lazarow
    Paul L. Sieben
Facsimile:  (650) 473-2601

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Paul S. Scrivano
Facsimile: (212) 326-2061

Section 10.03.  Definitions.  For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Average VWAP” ” is $1.92, which is the average of the volume-weighted average prices for the Parent Common Stock on The NASDAQ Stock Market, Inc. (the “NASDAQ”), as reported on Bloomberg Page AUTH.Q <equity>, or, if not reported thereby, as reported by any other authoritative source, for each of the twenty (20) consecutive trading days ending with the seventh complete trading day prior to the date of this Agreement.

“beneficially own,” “beneficial owner” or “beneficially owned” have the meanings assigned to such terms in Section 13(d)(3) of the Exchange Act.

A “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Net Working Capital” means the Net Working Capital of the Company as of the close of business on the Closing Date.

“Company Promissory Note” means each convertible promissory note issued by the Company pursuant to that certain Note Purchase Agreement dated March 10, 2010 by and between the Company and the Investors (as defined therein).

A “Contract” means any contract, commitment, obligation, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (whether written or oral, contingent or otherwise).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Conversion Premium” means the product of $2.70, the effective conversion rate of the Note, divided by the Average VWAP.

An “Effect” means a change, effect, event, occurrence or circumstance.

The “Escrow Percentage” means for any Loss (i) the total principal amount of the Note in the Indemnity Escrow Funds that would be surrendered to satisfy such Loss (i.e. the principal amount of the Note equal to such Loss multiplied by the Conversion Premium) divided by (ii) the entire principal amount of the Note initially placed in the Indemnity Escrow Account (as defined in the Escrow Agreement).

“group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Indebtedness” means, for any person without double counting, (a) all indebtedness of such person for borrowed money outstanding immediately prior to the Effective Time (excluding the Company Promissory Notes), (b) all obligations owed pursuant to any interest rate hedging arrangement, and (c) any guarantees by such person outstanding immediately prior to the Effective Time of any indebtedness described in clause (a); provided, however, that the term “Indebtedness” shall exclude any “Indebtedness” to the extent taken into account in the determination of Net Working Capital.

“Judgment”  means any judgment, order or decree.

“knowledge,” with respect to a person, means the actual knowledge of the executive officers and directors of such person after due inquiry of such executive officers’ and directors’ direct reports as would be usual or proper under the circumstances.

“Law”  means any statute, law, ordinance, rule or regulation.

“Management Plan”  means the Sale Bonus Plan adopted by the Company prior to the execution of this Agreement, as set forth on Section 2.01(c)(I)(ii) of the Company Disclosure Letter.

A “Material Adverse Effect” means, with respect to any person, any Effect that (a) has a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (b) could prevent the consummation of the Merger or the performance by such person of the other Transactions; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any Effect relating to the general legal, economic, regulatory or political conditions of the United States, (ii) any Effect relating to the industries in which such person and its subsidiaries operate in general to the extent not having a materially disproportionate Effect on such person and its subsidiaries, (iii) any Effect arising or resulting from the Merger, the announcement or pendency of this Agreement or the consummation of any Transaction, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, competitors, partners or employees, (iv) any decrease in the market price of such person’s common stock (but not any Effect underlying such decrease to the extent such other Effect would otherwise constitute a Material Adverse Effect), (v) any Effect relating to the financial or securities markets or the economy in general, (vi) any change in Law or GAAP after the date hereof, (vii) any acts of terrorism, military action or war or (viii) failures of the applicable party to meet internal or third party financial projections (but not any Effect underlying such failure to the extent such other Effect would otherwise constitute a Material Adverse Effect).

The “Merger Consideration”  consists of (i) the Note, and (ii) the shares of Parent Common Stock to be issued at the Effective Time upon the conversion of shares of Company Capital Stock and in satisfaction of the Company Promissory Notes and the Management Plan pursuant to Article II and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.05(e) (the “Stock Consideration”).  The total Merger Consideration will consist of (i) the Note with an aggregate principal amount of $21,557,558.70, and (ii) 5,956,540 shares of Parent Common Stock.

“Net Working Capital”  means, subject to the adjustments set forth on Section 10.03 of the Company Disclosure Letter, (a) the value of all cash, cash equivalents, accounts receivable, prepaid expenses and inventory, minus (b) the value of all accounts payable, current liabilities, any unpaid fees and expenses incurred in connection with the Merger and the other Transactions and taxes payable, determined in each case in accordance with GAAP.  For the avoidance of doubt, all change-in-control, severance, bonus and other payments to directors and officers of the Company arising out of the consummation of the Merger will be included as current liabilities and be deducted from the calculation of Net Working Capital for the Company.

The “Note” or “Notes” means one or more promissory notes to be issued to the Stockholders in accordance with Article II and in the form attached hereto as Annex I with an aggregate principal amount of $21,557,558.70.  The Notes will be due and payable on the Note Maturity Date unless the stockholders of Parent approve the Note Satisfaction by that date. In the event that the stockholders of Parent do approve the Note Satisfaction by the Note Maturity Date, the Notes will be fully satisfied as to their outstanding principal amount by delivery of 7,984,281 shares of Parent Common Stock to the Stockholder Representative for distribution to the Stockholders in accordance with their Pro Rata Share.

“Parent Benefit Plan” means each and every “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, consultant, officer or director of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary has or may in the future have any liability (contingent or otherwise).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

A “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Pro Rata Share” shall mean, with respect to each Stockholder, the percentage equal to the quotient obtained by dividing (i) the aggregate amount of Merger Consideration paid or payable to such Stockholder pursuant to Article II of the Merger Agreement and the Company Charter (assuming the Merger constitutes a “Liquidation Transaction” as defined in the Company Charter) upon the conversion of all shares of Company Capital Stock and all Company Promissory Notes pursuant to such Article II, by (ii) the aggregate amount of Merger Consideration paid or payable to all such Stockholders pursuant to Article II of the Merger Agreement and the Company Charter (assuming the Merger constitutes a “Liquidation Transaction” as defined in the Company Charter) upon the conversion of all shares of Company Capital Stock and all Company Promissory Notes pursuant to such Article II.  The Pro Rata Share for each Stockholder shall be set forth on Merger Consideration Allocation Schedule.

“significant stockholder” means, with respect to Parent or the Company, a person or group that beneficially owns 5% or more of the equity securities of Parent or the Company, as the case may be.

“Stockholder” shall mean each holder of shares of Company Common Stock and/or shares of Company Preferred Stock and/or Company Promissory Notes immediately prior to the Effective Time, and each of their respective successors and assigns.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 10.04.  Interpretation; Disclosure Letters.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or statute defined or referred to herein or in any Transaction Agreement means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns. References to matters disclosed in documents or reports filed with the SEC (including the Parent SEC Documents) exclude any disclosures in any “risk factors” section and any other disclosures that are predictive or forward-looking in nature.

Section 10.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.07.  Entire Agreement; No Third-Party Beneficiaries.  The Transaction Agreements, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Articles II, IX and X (of which the Stockholders are intended third-party beneficiaries upon and after the date hereof) and Section 6.06 (of which the persons referred to in Section 6.06 are intended third-party beneficiaries), are not intended to confer upon any person other than the parties any rights or remedies.

Section 10.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to any Transaction Agreement or any Transaction in any other court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub, the Company and the Stockholders Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTHENTEC, INC.

By	/s/
Name
Title

AU MERGER, INC.

By	/s/
Name
Title

UPEK, INC.

By	/s/
Name
Title

SOFINNOVA CAPITAL IV FCPR, AS STOCKHOLDERS REPRESENTATIVE

By	/s/
Name
Title